UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
PORTFOLIO RECOVERY ASSOCIATES

(Name of Registrant as Specified in Its Charter)

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Riverside Commerce Center
130 Corporate Blvd.
Norfolk, VA 23502
Notice of Annual Meeting of Shareholders
to be held on June 4, 2010
You are cordially invited to attend the 2010 Annual Meeting of Shareholders of PORTFOLIO RECOVERY ASSOCIATES, INC. (the “Company”), which will be held at the Company’s Norfolk, Virginia headquarters located at Riverside Commerce Center, 130 Corporate Blvd, Norfolk, Virginia 23502, on June 4, 2010 at 12:00 Noon, local time. More information about the Annual Meeting is included in the Proxy Statement. At the Annual Meeting, you will be asked to:
•	Elect three directors to serve for three year terms;

•	Adopt the Company’s 2010 Stock Plan;

•	Adopt the Company’s Annual Bonus Plan;

•	Ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010, and

•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The enclosed Proxy Statement contains detailed information about the business to be transacted at the Annual Meeting. The Board of Directors unanimously recommends that you vote FOR the election of each director nominee, FOR the adoption of the Company’s 2010 Stock Plan, FOR the adoption of the Company’s Annual Bonus Plan and FOR the ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.
In addition to considering the matters described above, Steve Fredrickson, the President, Chairman and Chief Executive Officer of the Company, will provide a summary of the significant developments since the 2009 Annual Meeting. The Board of Directors has fixed the close of business on April 8, 2010 as the Record Date for the determination of the shareholders who are entitled to this notice, and entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on April 8, 2010 will be entitled to receive notice and to vote at the Annual Meeting. A list of such shareholders will be available during regular business hours at the Company’s headquarters for ten days before the Annual Meeting for inspection by any shareholder for any purpose germane to the Annual Meeting.
If you have any questions or need additional information about the Annual Meeting, please contact the Company’s investor relations liaison at telephone number 757-961-3510, by fax at 757-554-0586, or via email, at info@portfoliorecovery.com.
By Order of the Board of Directors,

Judith S. Scott
Executive Vice President, General Counsel and Secretary
April 23, 2010

Whether or not you plan to attend the Annual Meeting, please act promptly to vote your shares with respect to the proposals described above by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope provided. Instructions on accessing and reviewing the proxy materials on the Internet can be found on the proxy card sent to shareholders of record and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to shareholders who hold their shares in “street name” (i.e. in the name of a broker, bank or other record holder). If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted your proxy in writing. If you vote in person, any previously voted proxy will be withdrawn.

Proxy Statement
For The Annual Meeting of Shareholders
June 4, 2010
12:00 Noon
Norfolk, Virginia 23502
The Board of Directors (the “Board”) of Portfolio Recovery Associates, Inc. (the “Company”) is soliciting your proxy to vote at its 2010 Annual Meeting of Shareholders (the “Annual Meeting”) which is scheduled to begin at 12:00 Noon, local time, on Friday, June 4, 2010, at the Company’s corporate headquarters in Norfolk, Virginia. This Proxy Statement describes the proposals which will be on the ballot at the Annual Meeting, and any adjournments or postponements thereof, as well as other important information about the Company. The proposals for which your vote is being solicited are:
1.	Election of three Directors to serve three year terms;

2.	Adoption of the Company’s 2010 Stock Plan;

3.	Adoption of the Company’s Annual Bonus Plan;

4.	Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2010, and

5.	Such other matters as may properly come before the Annual Meeting.
At the conclusion of the Annual Meeting, the President and Chief Executive Officer of the Company (the “CEO”) will present a report on the Company’s operations, and will respond to shareholder questions.
Included with this Proxy Statement are the Company’s 2009 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009, the Notice of the Company’s 2010 Annual Meeting, this Proxy Statement and your Proxy Card. These materials are all first being mailed to shareholders on or about April 23, 2010, and are also available online at http://www.cstproxy.com/portfoliorecovery/2010. The information contained in these documents is accurate as of the dates specified therein. Changes or updates in the data, information or facts contained in such documents may occur after the mailing date.
VOTING AT THE ANNUAL MEETING
Date, Time and Place of the Annual Meeting
The Annual Meeting will begin promptly at 12:00 Noon, local time, on June 4, 2010 in the Board of Directors’ conference room at our Norfolk headquarters, which is located at the following address:
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
130 Corporate Boulevard
2nd Floor
Norfolk, Virginia 23502
Who May Vote
Each holder of shares of the Company’s common stock at the close of business on April 8, 2010 (the “Record Date”) will be entitled to receive a notice of the Annual Meeting, and to attend and vote at the Annual Meeting. Such persons are considered “holders of record.” As of the Record Date, 16,958,735 shares of common stock of the Company were outstanding and entitled to vote, which were held by 32 holders of record maintaining shares on behalf of approximately 21,000 beneficial owners. Entities holding shares on behalf of the owners of the shares, such as banks, brokerage firms and any other nominees who are holders of the Company’s common stock as of the close of business on April 8, 2010 are requested to forward these materials to beneficial owners. The Company will pay the reasonable mailing expenses incurred for this purpose. Any shareholder who does not receive a copy of the Notice of Annual Meeting or this Proxy Statement, either by mail or on the Internet, or who wishes to obtain additional copies, may obtain these materials online at http://www.cstproxy.com/portfoliorecovery/2010, or by contacting the Company’s Secretary or Investor Relations Liaison in advance of the Annual Meeting via email at info@portfoliorecovery.com, by fax at 757-554-0586, or by telephone at 757-961-3510. Materials will also be available at the Annual Meeting. If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each card. Alternatively, if you vote online via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.
Quorum for the Annual Meeting
A majority of holders of the issued and outstanding shares of common stock of the Company entitled to vote, represented in person or by proxy, will constitute a quorum. Continental Stock Transfer and Trust Company has been appointed by the Company’s Board of Directors to act as the inspector of election. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether or not a quorum is present. In the event that a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.
How to Vote
As a holder of common stock of the Company, you are invited to attend the Annual Meeting and vote your shares in person. You are entitled to cast one vote per share owned as of the Record Date for each proposal to be considered at the Annual Meeting.
Votes Required to Elect Directors and Adopt Proposals
Proposal 1. To be elected as a Director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected. In an uncontested election, any nominee for Director who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. Also, broker non-votes with respect to the election of one or more Directors will not be counted as a vote cast; therefore, if your shares are held in street name it is critical that you cast your vote or provide specific instructions to your broker if you want your vote to count. Your broker will not be allowed to vote your uninstructed shares on the election of directors on a discretionary basis.
Proposals 2 and 3. Approval of the 2010 Stock Plan and the Annual Bonus Plan will require the affirmative vote of a majority of the votes cast for each proposal. A proxy card marked as abstaining with respect to either of these proposals and any broker non-votes with respect to either of these proposals will not be counted as a vote cast and, therefore, will have no effect on the vote.
Proposal 4. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 requires the affirmative vote of a majority of the votes cast. A proxy card marked as abstaining with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.
Other Matters. Any other matters and other business as may properly come before the Annual Meeting will require the affirmative vote of a majority of the votes cast, except as may otherwise be required by statute.
Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:
1.	FOR all the persons nominated by the Board as Directors;

2.	FOR the approval of the Company’s 2010 Stock Plan;

3.	FOR the approval of the Annual Bonus Plan;

4.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm; and

5.	In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting.
Preliminary voting results will be announced at the conclusion of the Annual Meeting, and final voting results will be published in a Form 8-K which will be filed within four days after the Annual Meeting.
Voting Before the Annual Meeting
Voting By Mail. If you do not expect to attend the Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the Proxy Card, sign and date it, and return it in the postage-paid envelope provided. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and must actually vote your shares at the Annual Meeting.
Voting and Viewing Proxy Materials via the Internet. Proxy materials are available on the Internet, at http://www.cstproxy.com/portfoliorecovery/2010, in addition to the paper copies which will be mailed to each shareholder of record. Instructions on the process for accessing and reviewing the proxy materials on the Internet can be found on the proxy card sent to shareholders of record and on the Notice of Internet Availability of Proxy Materials sent to shareholders who hold their shares in street name. Votes submitted via the Internet must be received by 11:59 p.m. Eastern Time, on June 3, 2010. If you do not wish to vote via the Internet, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided. The Proxy Notice will also include instructions for shareholders who hold their shares in street name on how to access the proxy card to vote over the internet. Beneficial shareholders should ensure that instructions respecting the voting of their shares of common stock are communicated to the appropriate person, as without specific instructions, brokers/nominees are prohibited from voting shares for their clients. Voting over the internet will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and vote your shares at the Annual Meeting.
Changing or Revoking Your Proxy
You may change or revoke your proxy at any time before it is voted at the Annual Meeting by the following methods:
     • Send a written notice of revocation of your proxy so that it is received before the taking of the vote at the Annual Meeting to the Corporate Secretary at the following address:
Judith Scott
Executive Vice President, General Counsel and Secretary
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Blvd.
Norfolk, VA 23502
jsscott@portfoliorecovery.com
Fax: 757-321-2518

     • Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the Annual Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at the address above.
Effect of Not Casting Your Vote
If you hold your shares in street name it is critical that you cast your vote if you want it to count. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted, your bank or broker was allowed to vote those shares as they felt appropriate. Recent changes in regulations eliminated the ability of your bank or broker to vote your uninstructed shares on the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf on Proposal 1. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the adoption of the Company’s 2010 Stock Plan and Annual Bonus Plan (Proposals 2 and 3 of this Proxy Statement) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 4 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
Voting in Person at the Annual Meeting
If you are planning to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot for that purpose at the Annual Meeting. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary at the address below. Shareholders who do not hold their shares in their own name (referred to in this Proxy Statement as “beneficial shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of our Corporation as the registered holders of shares of common stock can be recognized and acted upon at the Annual Meeting. If your shares are listed in an account statement provided to you by a broker, then in almost all cases those shares will not be registered in your name on the Company’s records. Such shares will more likely be registered under the name of your broker or an agent of that broker. If you are a shareholder whose shares are held in street name, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote your shares at the Annual Meeting.
Security Ownership of Certain Beneficial Owners
The following table sets forth the persons or entities known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of April 8, 2010, based on available information.

Names and Address of Beneficial Owners	Shares Beneficially Owned(1)(#)	Shares Beneficially Owned(2) (%)
Capital Research Global Investors(3) 333 South Hope Street Los Angeles, CA 90071	1,733,000	10.2%

BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	1,162,497	6.9%

Waddell & Reed Financial, Inc.(5) 6300 Lamar Avenue Overland Park, KS 66202	1,134,216	6.7%

Riverbridge Partners LLC(6) 801 Nicollet Mall, Suite 600 Minneapolis, MN 55402	910,144	5.4%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting and investment power with respect to shares.

(2)	Ownership percentage is based on 16,958,735 shares of common shares outstanding as of the Record Date.

(3)	Based on information filed in a Schedule 13G/A with the SEC on February 9, 2010 (dated as of December 31, 2009) in which Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), is reported as the beneficial owner of 1,733,000 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 1,733,000 shares.

(4)	Based on information filed in a Schedule 13G with the SEC on January 29, 2010 (dated as of December 31, 2009) in which BlackRock, Inc. is reported as the beneficial owner of 1,162,497 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 1,162,497 shares.

(5)	Based on information filed in a Schedule 13G with the SEC on February 12, 2010 (dated as of December 31, 2009) in which Waddell & Reed Investment Management Company is reported as the beneficial owner of 701,600 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 5701,600 shares and Ivy Investment Management Company is reported as the beneficial owner of 432,616 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 432,616 shares.

(6)	Based on information filed in a Schedule 13G with the SEC on February 3, 2010 (dated as of December 31, 2009) in which Riverbridge Partners LLC is reported as the beneficial owner of 910,144 shares of the Company’s common stock with sole power to dispose or direct the disposition of 910,144 shares.
Security Ownership of Management and Directors
The following table contains information about the shares of the Company’s stock beneficially owned by the executive officers named therein, including the Company’s CEO, Chief Financial and Administrative Officer (“CFO”), each of the Company’s non-employee Directors, and all Directors and executive officers as a group, as of April 8, 2010. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, all outstanding stock options currently exercisable or exercisable within 60 days of April 8, 2010 and all nonvested shares vesting within 60 days of April 8, 2010, are deemed outstanding.
Security Ownership of Management and Directors

		Amount and Nature of Beneficial Ownership
				Shares Vesting
		Shares (Options)		Within 60 Days of	Total Shares	Percentage of
	Shares Owned	Vested	Shares Not Vested	4/8/2010	Beneficially Owned	Shares Owned
	(#)	(#)	(#)	(#)	(#)	(%)
Management
Steve Fredrickson, CEO	209,964	0	67,890	1,000	210,964	1.2%
Kevin Stevenson, CFO	110,037	0	35,007	1,000	111,037	0.7%
Craig Grube, EVP	36,023	0	24,578	1,000	37,023	0.2%
Judith Scott, EVP	14,161	0	9,400	300	14,461	0.1%
Michael Petit, SVP	5,241	0	36,339	1,000	6,241	0.0%
Kent McCammon, SVP	4,707	0	28,204	0	4,707	0.0%
Non- Employee Directors
William Brophey	5,300	0	1,732	1,732	7,032	0.0%
Penelope Kyle	3,600	0	2,003	603	4,203	0.0%
David Roberts	98,632	5,000	1,764	564	104,196	0.6%
Scott Tabakin	4,000	0	2,833	833	4,833	0.0%
James Voss	5,800	2,000	1,732	532	8,332	0.0%
John Fain	0	0	2,000	0	0	0.0%
John Fuller	0	0	2,000	0	0	0.0%
All Executives & Directors	497,465	7,000	215,482	8,564	513,029	3.0%
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors and persons who beneficially own more than five percent (5%) of the Company’s common stock to file initial reports of ownership and changes in ownership of such common stock with the SEC and NASDAQ. As a practical matter, the Company typically assists its Directors and executive officers with these transactions by completing and filing Section 16 reports on their behalf. The Company also reviews directors’ and officers’ questionnaires and written representations from the executive officers and Directors. Based on a review of the Section 16(a) reports filed by the Company on behalf of its Directors and executive officers or furnished to the Company by 5% beneficial owners and a review of written representations from certain reporting persons, the Company believes that all such filing requirements were complied with on a timely basis during 2009, with the exception of one Form 4 which was not timely filed for Judith Scott and for each Director with respect to their June 1, 2009 grant of shares of the Company’s stock.
Corporate Governance
The Company’s corporate governance principles and the current charters of each of the committees of the Company’s Board of Directors (the “Board”) are posted on the Investor Relations page of the Company’s website at www.portfoliorecovery.com. Please note that the web site does not constitute a part of this Proxy Statement. These materials are also available in print to any shareholder upon request. The Board regularly reviews committee charters and major corporate governance developments and modifies its governance principles, committee charters and key practices as warranted. Additionally, the Board annually conducts assessments of each of its committees and of itself. This process enhances director, committee and Board effectiveness. At the conclusion of the annual assessments, the Board uses the information obtained to evaluate and refine its processes and committee charters, as necessary.
Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics which applies to all executive officers, employees and Directors, including the CEO and CFO. The Code of Business Conduct and Ethics addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and use of corporate assets, compliance with laws and the reporting of illegal or unethical behavior. A copy of the Code of Business Conduct and Ethics, and the Company’s corporate governance principles, are posted on the Investor Relations page of the Company’s web site at www.portfoliorecovery.com. Please note that the web site does not constitute a part of the Proxy Statement. Shareholders may also obtain a copy of the Code of Business Conduct and Ethics by sending a written request to the Corporate Secretary. The Company will disclose all amendments to the Code of Business Conduct and Ethics, as well as any waivers thereof, on its website to the extent permissible by the rules and regulations of the SEC and NASDAQ. There were no waivers of the Code of Business Ethics granted in 2009.
The Company also has established and published a confidential telephone hot line for the reporting of suspected policy violations, fraud, embezzlement, and other criminal and/or unethical activities concerning the Company’s accounting practices, auditing and reporting of financial results. This number is operational 24 hours a day, seven days a week. Any employee who has a concern about the Company’s, or of any Director’s or employee’s ethical conduct, or of any accounting, internal controls or auditing matters may anonymously communicate those concerns directly to the Chairman of the Audit Committee via the telephone hot line. All such communications are entirely confidential, and may be reported to an independently maintained toll-free phone number which is posted in prominent places at all Company work sites, and also on the Company’s intranet. All such communications are promptly reviewed by the Chairman of the Audit Committee and addressed by the Company’s General Counsel or other corporate executives, as appropriate. Moreover, each quarter the Company’s Office of General Counsel asks its Directors, as well as more than fifty of the Company’s senior employees, from all aspects of its businesses, to certify that they are not aware of any fraudulent, unethical or illegal activities committed by or on behalf of the Company. Additionally, on an annual basis, each Director and each executive officer is obligated to complete a Directors’ and Officers’ Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, may have a direct or indirect material interest.
Risk Oversight. The Board recognizes that the Company’s business risks are not static, and that it is not possible to mitigate all risks and uncertainties all of the time. However, a comprehensive knowledge of the Company’s elements of risk allows the Board to achieve proper oversight and perspective in the understanding and management of the material risks facing the Company. The Board takes a regular, systematic and proactive approach to risk management that includes ongoing evaluations and assessments of both the internal and external business risks and regular reports from management. At least quarterly, the entire Board completes a risk assessment to identify and evaluate risks. Also, the Board operates within a climate of openness and uninhibited dialog with management. In this connection, management attends the regular meetings of the Board and routinely reports on their activities. These reports include risk considerations and discussions concerning actions and proposals to mitigate the risks identified, if any. The Audit Committee receives reports at each of its regularly scheduled meetings from the Company’s CFO and the Company’s external auditors on financial risks and compliance with reporting requirements, including internal controls. The Audit Committee also receives reports at each quarterly meeting from the Company’s Internal Auditor. As described in the Compensation Committee report, the Compensation Committee ensures that the Company’s compensation programs and incentives do not lead to decisions that encourage or promote excessive risk-taking. The Board’s ultimate goal is to ensure that the Company continues as a successful business, and analyzes risks so as to appropriately optimize financial returns and increase shareholder value.
Board of Directors
The Board is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders. The Board advises senior management and monitors their performance. The Board held four regular meetings and eight special meetings in 2009. The Board has informal discussions by telephone or electronically, as well as special meetings during the year, as needed. Non-employee Directors meet at least quarterly in executive session without management present, and hold at least one meeting each year for the purpose of reviewing and assessing the Board’s effectiveness and the effectiveness of each committee. In 2009 the non-employee Directors held five executive sessions. There is no formal policy regarding Directors’ attendance at Board meetings or at annual meetings; however, all Directors are expected to attend Board meetings, either in person or telephonically. It is the Board’s practice to schedule its meetings and the Company’s Annual Meeting of Shareholders at times and dates which will permit maximum attendance by Directors, taking into account the Directors’ schedules and the timing requirements of applicable laws. Five Directors attended the Company’s 2009 Annual Meeting in person. All Directors attended 100% of the regular meetings of the Board in 2009, and not less than 75% of all meetings of the Board. Each of the Directors serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee attended at least 75% of the meetings of each committees on which they serve.
The Board currently consists of eight Directors, seven of whom are non-employee Directors. Two members of the Board, Mr. Fuller and Mr. Fain, were appointed in March 2010. The Board is divided into three classes. The terms of each class expire at successive annual meetings. Shareholders elect Directors from one class at each annual meeting to serve three year terms. The election of Mr. Roberts, Mr. Fain and Mr. Fuller, all of whom are in the Second Class of Directors, will take place at the 2010 Annual Meeting. Mr. Brophey, who is also in the Second Class of Directors, will not seek reelection at the Annual Meeting. The following table sets forth information concerning the Company’s Directors as of March 1, 2010:

Director	Age	Title	Appointed	Class
Steve Fredrickson	50	President, CEO and Chairman of the Board	March 1996 (1)(4)	1st
William Brophey	72	Director	November 2002(2)	2nd
Penelope Kyle	62	Director	October 2005(4)	1st
David Roberts	48	Lead Director	March 1996(1)(2)	2nd
Scott Tabakin	51	Director	October 2004(3)	3rd
James Voss	67	Director	November 2002(3)	3rd
John Fuller	66	Director	March 2010(5)	2nd
John Fain	61	Director	March 2010(5)	2nd

(1)	In March 1996, Mr. Fredrickson and Mr. Roberts were named as managers of Portfolio Recovery Associates, L.L.C., the Company’s predecessor. Mr. Fredrickson and Mr. Roberts were appointed as directors of the Company upon its creation in August 2002.

(2)	The terms of Mr. Brophey and Mr. Roberts will expire at the 2010 Annual Meeting. Mr. Brophey is not seeking reelection.

(3)	The terms of Mr. Voss and Mr. Tabakin will expire at the 2011 Annual Meeting.

(4)	The terms of Mr. Fredrickson and Ms. Kyle will expire at the 2012 Annual Meeting.

(5)	Mr. Fuller and Mr. Fain were appointed as directors of the Company on March 1, 2010, and are on the ballot for election by the shareholders at the Annual Meeting.

Summary: Board of Directors Information	2009
Size of Board	6
Average Age of Directors	58
Number of Independent Directors	5
Lead Independent Director	Yes
Independent Audit Committee	Yes
Independent Compensation Committee	Yes
Independent Corporate Governance Committee	Yes
Number of Board Meetings Held	12
Corporate Governance Guidelines Approved by the Board	Yes
Outside Directors Hold Meetings Without Management Present	Yes
Annual Board Self-Evaluation	Yes
Annual Review of Independence of Board	Yes
Annual Committee Self Evaluations	Yes
Charters for Audit, Compensation and Corporate Governance Committees	Yes
Annual Equity Grants to Non-Employee Directors	Yes
Corporate Compliance Program	Yes
Code of Ethics	Yes
Combination of Chairman and Chief Executive Officer Positions
The positions of Chairman of the Board and CEO are combined; however, the Board has designated a non-employee independent Director to serve as its Lead Director. The Lead Director coordinates the activities of the other non-employee Directors, consults with the CEO regarding agendas, schedules and information needs for Board and committee meetings, and facilitates information flow and communication by acting as a liaison between the non-employee Directors and management. The Board believes this arrangement provides the most efficient and effective leadership model for the Company. Further, combining the Chairman and CEO roles is appropriate because the structure fosters a closer alignment between the Board and management. Due to the size of the Company, in most cases one person, the President and CEO, should speak for and lead both the Company and the Board. The Board regularly reviews and considers whether it is in the best interests of shareholders to separate or combine the roles of Chairman of the Board and Chief Executive Officer.
Communication with Directors
Shareholders may communicate with members of the Board by transmitting their correspondence by mail or facsimile addressed to one or more Directors. All such communications should be sent to the attention of the Corporate Secretary, at the Company’s headquarters address specified herein, or to fax number 757-321-2518. Communications from shareholders to one or more directors will be collected and organized by the Corporate Secretary and forwarded to the Chairman of the Board, or if addressed to an identified Independent Director, to that Director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may forward only representative correspondence. The Corporate Secretary will determine whether any communication addressed to the entire Board as a whole should be properly addressed by the entire Board, or by a committee of the Board. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company’s General Counsel. The Company’s confidential hot line may be used by any shareholder who prefers to raise a concern to the Board in a confidential or anonymous manner, by dialing 1-800-290-1650. All telephone calls to the Company’s confidential hot line are referred to the Chairman of the Audit Committee, who ensures that such matters are appropriately investigated. The Company’s Investor Relations Liaison will address communications from the investment community regarding the Company’s financial and business matters, and will refer appropriate matters to the Company’s CEO or its CFO.
Director Independence
The Board consists of a majority of independent Directors who do not have any direct or indirect material relationship with the Company. The Board has established guidelines which conform to the independence requirements of the NASDAQ Global Stock Market’s (“NASDAQ’s”) listing standards, to assist it in determining director independence. In March 2010, the Directors provided updated responses to Directors’ and Officers’ questionnaires in accordance with current proxy disclosure requirements. These included updated information concerning their qualifications and experience, as well as any conflicts of interest, job changes, and any material transactions, relationships, and other arrangements between the Company and the Directors or immediate family members of the Directors. A Director’s immediate family members include the Director’s spouse, parents, children, siblings, in-laws, and anyone (other than domestic employees) who shares the Director’s home. Based on the responses received and other available information, it was determined that all of the non-employee Directors of the Company and their employers lack material relationships with the Company, and are independent Directors. The Board has also concluded that each of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee meet the NASDAQ independence tests. This determination was made based upon a number of facts, including, but not limited to, the following:
• Except for Steve Fredrickson, the Chairman of the Board and CEO, no Director is, or has ever been, an executive officer of the Company or employed by the Company or its subsidiaries, or has an immediate family member who is an employee or officer of the Company or its subsidiaries, has accepted any compensation or payments from the Company or has any current or past material relationships with the Company;
• No Director, other than the CEO has ever received any compensation from, worked for, been retained by, or received anything of substantial value from the Company other than Director compensation;
• No Director or any member of any Director’s immediate family is, or ever was, employed by the Company’s independent registered public accounting firm, or ever worked on the Company’s audit at any time;
• No executive officer serves on the board of directors of any company that employs a Director or any member of the immediate family of a Director, none sit on a board of directors of any company at which a Director is the chief executive officer or chief operating officer, and no Director or any member of the immediate family of a Director has been an executive officer of any entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served; and
• No Director and no immediate family member of any Director is a partner or controlling shareholder, director or executive officer of any entity from which the Company purchases goods or services, or to which the Company makes charitable contributions in excess of 2% of the entity’s consolidated gross revenues for that year, or $200,000.
Review and Approval of Related Party Transactions
The Company requires disclosure of any relationships and transactions in which the Company, its Directors, its executives or their immediate family members are participants, and conducts a review of transactions of the Company with any shareholders owning five percent or greater of the Company’s outstanding common stock, to determine whether there are any such transactions in amounts at or exceeding the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000) in which a related person has a direct or indirect material interest. The Company’s General Counsel is primarily responsible for developing and implementing the policy and procedures relative to the review and approval of related party transactions.
Procedure for the Approval of Related Party Transactions
1.	The complete details of any proposed transaction must be presented to the Company’s General Counsel by the party intending to enter into the transaction.
2.	The Company’s General Counsel will prepare a written analysis and recommendation to the Nominating and Corporate Governance Committee, based on: (a) the nature of the proposed transaction; (b) the related person’s interest in the transaction; (c) the dollar value of the transaction; (d) the importance of the transaction to the business of the Company; (e) the material terms of the transaction and (f) the overall fairness of the transaction to the Company.
3.	Based on the foregoing factors, the Nominating and Corporate Governance Committee will decide whether or not to recommend that the proposed transaction be brought before the full Board for consideration.
4.	If the matter is presented to the Board for a vote, and a related party is involved in the transaction, he or she will not be allowed to participate in any discussions and decisions concerning the transaction.
5.	If the Board approves the transaction, the Company’s General Counsel will ensure that a written arm’s length contract between the parties is appropriately executed by all parties.
There were no related person transactions with the Company in 2009.
Director Orientation, Education and Preparation
A comprehensive orientation program is in place for new Directors. It includes one-on-one meetings with senior management and extensive written materials concerning each of the Company’s different business units. Senior management meetings with Directors involve business unit overviews, strategic plans and significant financial, accounting and risk management issues. Directors also are provided opportunities to visit the Company’s business units across the country, in order to gain additional knowledge about their operations. Further, all Directors receive ongoing continuing education through director education sessions held on a regular Board meeting date at least once per year. The Company also affords Directors the opportunity and funds to attend external director education programs, and provides materials for their use between meetings.
Management ensures that the Board is fully informed of the Company’s business by providing them regular written financial reports, reports of operations and other relevant reports at Board meetings at least monthly, between meetings and at committee meetings. Board materials related to agenda items are provided sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of agenda items. All Board members also may receive comprehensive monthly financial reports from the CFO. Members of senior management attend regular Board meetings, or portions thereof, for the purpose of participating in discussions and providing management reports on business unit operations. Directors also have access to members of management and employees of the Company between meetings and, as necessary and appropriate, may consult with and engage, at the Company’s expense, independent legal, compensation, financial and accounting advisors to assist them in their duties to the Company and the shareholders.
Committees of the Board
All non-employee Directors serve on more than one committee so that there is continuity across all committees. (Except for Mr. Fain and Mr. Fuller, who, due to their recent appointments to the Board, have not yet been assigned to a committee.) The Committees of the Board regularly report on their activities and results of meetings to the full Board. Only independent non-employee Directors may serve on the committees. The table below shows the current membership for each of the standing committees of the Board as of April 8, 2010.

	Nominating and Corporate	Compensation
Audit Committee	Governance Committee	Committee
James Voss*	William Brophey*	David Roberts*
William Brophey	Scott Tabakin	Penelope Kyle
Scott Tabakin	Penelope Kyle	Scott Tabakin
	James Voss	William Brophey
	David Roberts	James Voss

Number of Committee Meetings in 2009

12	3	5

*	Committee Chair
Director Compensation
The Board sets the compensation for non-employee Directors so as to fairly compensate them for the work required of them, based on the Company’s size and scope. The Board also makes annual equity awards to Directors in order to align each Director’s interests with the long-term interests of the Company’s shareholders. In 2009, at the request of the Compensation Committee, the Committee’s compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), evaluated the design and competitiveness of the Company’s Director compensation program and made recommendations for the Committee’s consideration. The purpose of the evaluation was to determine whether the Company’s Director compensation program promoted independence and objectivity among Directors, was sufficient to attract qualified candidates to enable the Board to fill any Director vacancies and was competitive in comparison to the companies listed in the Compensation Peer Group (defined on page 23 below). The FW Cook evaluation included a competitive analysis of the Company’s total Director compensation package, compared against those of the companies in the Compensation Peer Group. The Company’s annual Director retainers were determined to be at approximately the 25th percentile of the directors in the Compensation Peer Group, and the Audit Committee chair and Lead Director retainers were determined to be below the Compensation Peer Group’s 25th percentile. The equity compensation awarded the Company’s Directors was determined to be between the 25th percentile and median of the Compensation Peer Group, and total Director compensation was determined to be below the 25th percentile on both an individual and aggregate basis. The Committee determined, based on the FW Cook analysis, that a modification to the Director compensation program was appropriate, and in March 2009, revised the Director compensation structure, effective June 1, 2009. The approved Director compensation program provides each non-employee Director an annual retainer for their service as a Director, and additional annual retainers for committee service and for chairing a committee. These adjustments increased total non-employee Director compensation in 2009 by approximately 35% above 2008 levels.
Pursuant to the revised Board compensation structure, non-employee Directors receive an annual retainer of $30,000. The Lead Director and the Chair of the Audit Committee receive additional annual retainers of $15,000 and $25,000, respectively, and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee receive additional retainers of $10,000 and $2,500 respectively. Each Director receives additional compensation for their service on standing committees equal to 50% of the committee chair’s retainer, as well as reimbursement for travel expenses in connection with attendance at Board meetings. The Company also pays all reasonable expenses for any Director who wishes to attend director continuing education programs, and maintains policies of directors’ and officers’ liability insurance covering all Directors.
Prior to 2004 non-employee Directors received an initial grant of 5,000 stock options upon their appointment to the Board, and additional grants of 5,000 stock options, to which they became entitled annually on the anniversary date of their initial appointment. All stock options so granted vested in five equal installments and will expire seven years after the initial grant date. Directors are no longer being granted stock options.

Instead, beginning in 2004, newly appointed Directors receive 2,000 nonvested shares of the Company’s stock upon their initial appointment to the Board. These shares vest at the rate of 20% per year for five years. Directors are also awarded 1,000 nonvested shares annually, on the date of the annual meeting of shareholders. The annual Director stock awards become fully vested one year after the grant date. This vesting schedule, combined with the targeted Director stock ownership policy described below, advances the alignment of Directors’ economic interests with those of shareholders.
Recognizing that each Director should have a substantial personal investment in the Company, the Board has adopted a target stock ownership policy which applies to each Director, requiring a personal holding by each Director of a number of shares valued at not less than two times the Director’s annual Board retainer, exclusive of Committee retainers, if any. Directors are expected to acquire and maintain this share ownership threshold within two years after joining the Board. In 2009 the Company offered no compensation to its Directors other than their annual retainers and stock awards. The Company offers no retirement benefits or other perquisites to Directors. The table below summarizes the compensation paid by the Company to non-employee Directors for the year ended December 31, 2009. The Company’s CEO received no additional compensation for his service as a Director and Chairman of the Board of Directors.
Non-Employee Director Annual Compensation Structure

BOARD SERVICE
Annual Retainer (Cash Portion)	$30,000
Annual Retainer (Stock Portion) 1,000 Nonvested Shares(1)	$44,850	(2)
TOTAL (excluding Committee Retainers, and Lead Director Retainer)	$74,850

COMMITTEE AND LEAD DIRECTOR SERVICE
Annual Committee Chair Retainers:
Audit Committee Chair	$25,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$5,000
Annual Committee Retainers:
Audit Committee	$12,500
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$2,500
Lead Director Retainer	$15,000

(1)	The Company awards Directors 1,000 nonvested shares annually, on the date of the annual shareholders meeting.
(2)	Based on the NASDAQ’s closing price of the Company’s common stock on December 31, 2009, as reported by the NASDAQ Global Stock Market.
2009 DIRECTOR COMPENSATION

	Fees Earned
	or		Option Awards
	Paid in Cash	Stock Awards (1)	(2)	Total Compensation
Director	($)	($)	($)	($)
William Brophey	$41,250	$19,934	$0	$61,184
Penelope Kyle	$33,750	$22,594	$0	$56,344
David Roberts	$46,250	$21,133	$0	$67,383
Scott Tabakin	$40,000	$31,213	$0	$71,213
James Voss	$48,750	$19,934	$0	$68,684

(1)	The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of nonvested shares granted by the closing stock price of the Company’s common stock on the grant date. The actual amount of compensation that will be realized by a Director at the time an award vests will depend upon the market price of the Company’s common stock at the vesting date.

(2)	No stock options were granted in 2009.
The aggregate number of outstanding stock options held by each of the Company’s non-employee Directors as of April 8, 2010 is provided in the table below:

Outstanding
Directors	Options (#)*
William Brophey	0
John Fain	0
John Fuller	0
Penelope Kyle	0
David Roberts	5,000
Scott Tabakin	0
James Voss	2,000

*	The Company discontinued its practice of granting stock options to Directors in 2004. Directors appointed to the Board after 2004 have received no stock options.
Qualifications and Skills of Directors
Certain minimum qualifications must be met by a nominee for a position on the Board. Specifically, nominees should possess the highest level of professional and personal ethics, integrity and values, be free of any material conflicts of interest with respect to Board service, have competence at the policy-making level and have the ability to exercise sound judgment. Nominees must also be independent, as defined in NASDAQ Rule 5605(a)(2), be able to understand and relate to the culture of the Company, have sufficient time to properly discharge the duties associated with serving as a Director, and have sufficient experience and knowledge to enhance or maintain the diversity of the Board. Directors must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Directors should also exhibit proven leadership capabilities, integrity and experience with a high level of responsibility and accomplishment within their chosen fields, and must have the ability to quickly understand complex principles of business and finance in the context of a publicly traded company. Overall continuity and chemistry of the Board are also considerations.
Director Diversity
The Board strives to have a meaningful cross-section of business and industry experience represented by a group of diverse individuals who add quality to the Company’s corporate governance framework. The Board does not have a formal diversity policy. However, the Board, through the Nominating and Corporate Governance Committee, reviews, at least annually, the size, structure and membership of the Board of Directors and its committees to assure that the proper skills and experience are represented on the Board and its committees. In conducting its review, the Committee considers the contributions of existing directors and the overall needs of the Company. The review assesses committee balance, the overall composition of the Board and identifies the contribution each Director makes to the diversity of backgrounds, experience and competencies represented on the Board and its committees. Also considered are existing and potential gaps in skills sets. Among other criteria, the experience and skill sets deemed necessary for the Board of Directors as a whole includes financial expertise, an understanding of the industries in which the Company operates and experience as a director or officer of other public companies.
Information Regarding Nominees for Election to Three-year Terms Expiring in 2013
The following persons have been nominated by the Board of Directors on the recommendation of the Nominating and Corporate Governance and Nominating Committee, for election to three-year terms expiring at the 2013 Annual Meeting. In making these nominations, the Board reviewed the backgrounds of the nominees (summaries of each nominee’s biography are provided below), their independence, character, judgment and business experience, and determined to nominate each of them. The important professional characteristics that each particular person brings to the Board, and the attributes and skills that led to the conclusion that they should serve as a Director of the Company are listed below. The Board believes that each Director and each nominee for election has valuable individual skills and experiences that, taken together, provide the Company with the requisite mix of skills and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company’s varied businesses, and will enable the Board and each committee to continue to provide sound judgment and leadership and function effectively as a group. As indicated in the following biographies, the nominees have extensive experience in a variety of fields, including oversight of public companies and experience in the financial services industry and related industries. Each newly appointed Director has completed a comprehensive director orientation program.
Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable, unwilling or unable to serve.
Experience and Qualifications of the Nominees
David N. Roberts. Mr. Roberts has been a Director since the Company’s formation in 1996. Mr. Roberts is a Senior Managing Director of Angelo, Gordon & Co., a leading alternative investment money management firm. He joined Angelo, Gordon & Co. in 1993 and is a member of the firm’s executive committee. Mr. Roberts manages the firm’s private equity and special situations area and was the founder of the firm’s opportunistic real estate area. Mr. Roberts has invested in a wide variety of companies and special situations, including companies in the business services, healthcare services and financial services industries. Previously, he was a principal at Gordon Investment Corporation, a Canadian merchant bank, where he participated in a wide variety of principal transactions. Prior to that he worked in the Corporate Finance Department at L. F. Rothschild where he specialized in mergers and acquisitions. Mr. Roberts holds a B. S. degree from The Wharton School of the University of Pennsylvania. Mr. Roberts is a member of the Nominating and Corporate Governance Committee, the chair of the Compensation Committee, and also serves as the Board’s Lead Director. The Board determined that Mr. Roberts should be nominated for election as a Director because of his extensive knowledge of the Company, his financial expertise, and his career experience in business development, operations and strategic planning.
John H. Fain. Mr. Fain was appointed as a Director on March 1, 2010, subject to election by the stockholders at the 2010 Annual Meeting. Mr. Fain has more than 25 years of business management experience, including service as the founder, President and Chief Executive Officer of Metro Information Services, an information technology consulting services firm which went public in 1997, and merged with Keane, Inc. in 2001. He served as a member of the Board of Directors of Keane, Inc. until September 2006. Prior to co-founding Metro Information Services, Mr. Fain developed and ran his own independent data processing consulting practice, servicing clients in multiple states. Mr. Fain is currently retired, and serves on the Investment Committee of the Hampton Roads Community Foundation. Mr. Fain holds a B.S. Degree in Computer Science from the University of South Carolina. The Board determined that Mr. Fain should be nominated for election as a Director because of his insight with respect to the use of information technology strategies in large multi-state companies, his operational and financial expertise and his experience as a Chief Executive Officer and Director of a sizeable business.
John E. Fuller. Mr. Fuller was appointed as a Director on March 1, 2010, subject to election by the stockholders at the 2010 Annual Meeting. Mr. Fuller has more than 20 years of executive experience, including service as the co-founder and Chief Executive Officer of Automotive Finance Company (“AFC”), an independent automobile floor plan financing company. Following the sale of AFC to Auto Dealers Exchange Services of America in 1994, Fuller stayed on as Chief Executive Officer for another 12 years, after which he left to start Dealer Services Corporation (“DSC”). DSC also provides financing to auto dealers throughout the country. Fuller acted as Chairman, President and Chief Executive Officer of DSC until January, 2010, and currently serves as Chairman of its Board of Directors. The Board determined that Mr. Fuller should be nominated for election as a Director because of his business development experience and expertise, his experience as a Chief Executive Officer, Chairman and Director of companies in the financial services industry and his significant corporate leadership and knowledge of the auto financing business.

Experience of Directors Continuing in Office – Terms Expiring in 2011
James M. Voss. Mr. Voss was appointed as a Director in 2002. Mr. Voss has more than 35 years of prior experience as a senior finance executive. He currently heads Voss Consulting, Inc., serving as a consultant to community banks regarding policy, organization, credit risk management and strategic planning. From 1992 through 1998, he was the executive vice president and chief credit officer of First Midwest Bank. He served in a variety of senior executive roles during his 24 year career (1965-1989) with Continental Bank of Chicago, and was Chief Financial Officer at Allied Products Corporation (1990-1991), a publicly traded (NYSE) diversified manufacturer. Currently, he serves on the board of Elgin State Bank. Mr. Voss holds both an MBA and Bachelor’s Degree from Northwestern University. Mr. Voss chairs the Audit Committee and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.
Scott M. Tabakin. Mr. Tabakin was appointed as a Director in 2004. He currently serves as Executive Vice President and Chief Financial Officer of Bravo Health, Inc., a privately owned managed health-care company. From November 2003 until July 2006, Mr. Tabakin was an independent financial consultant. Mr. Tabakin has more than 20 years of executive experience, having served as Executive Vice President and Chief Financial Officer of AMERIGROUP Corporation, a managed health-care company, from May 2001 until October 2003. Prior to May 2001, Mr. Tabakin was Executive Vice President and CFO of Beverly Enterprises, Inc., at that time, the nation’s largest provider of long-term health care. Earlier in his career, Mr. Tabakin was an executive with the accounting firm of Ernst & Young. He received a Bachelor’s Degree in Accounting from the University of Illinois. Mr. Tabakin is a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.
Experience of Directors Continuing in Office – Terms Expiring in 2012
Steven D. Fredrickson. Prior to co-founding the Company in 1996, Mr. Fredrickson was Vice President of Household Recovery Services’ (“HRSC”) Portfolio Services Group from late 1993 until February 1996. At HRSC Mr. Fredrickson was ultimately responsible for HRSC’s portfolio sale and purchase programs, finance and accounting, and other functional areas. Prior to joining HRSC, Mr. Fredrickson spent five years with Household Commercial Financial Services where he managed a national commercial real estate workout team. He also was employed for five years as a member of the FDIC workout department of Continental Bank of Chicago, specializing in corporate and real estate workouts. He received a Bachelor’s degree from the University of Denver and an M.B.A. degree from the University of Illinois. He is a past board member of the American Asset Buyers Association.
Penelope W. Kyle. Ms. Kyle was appointed as a Director in 2005. She currently serves as President of Radford University. Prior to her appointment as President of Radford University in 2005, Ms. Kyle was the Executive Director of the Virginia Lottery, where she served for ten years under three Virginia Governors. Earlier in her career, Kyle worked as an attorney in a prominent Richmond, Virginia law firm. She was later employed at CSX Corporation, where, during a 13-year career she became the company’s first female officer and a vice president in the finance department. Ms. Kyle also has prior service as a director and chairman of the audit committee of a publicly traded company. She currently serves on the Board of Directors of the Foundation for Educational Exchange, a joint bi-national organization which administers the Canada-U.S. Fulbright program. Ms. Kyle received her M.B.A. degree from the College of William and Mary, and her law degree from the University of Virginia. Ms. Kyle serves on the Compensation Committee and the Nominating and Corporate Governance Committee.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee held three meetings in 2009. Each member of the Nominating and Corporate Governance Committee is “independent,” as such term is defined by NASDAQ Rule 5605(a)(2). The Nominating and Corporate Governance Committee annually reviews the composition of all committees, makes recommendations concerning Board dynamics and oversees Director development and the annual self evaluations of the Board and its committees. In addition, the Nominating and Corporate Governance Committee reviews the Company’s corporate governance practices and related public issues important to the Company, and makes recommendations to the Board on such issues.
The Nominating and Corporate Governance Committee is responsible for the review and recommendation of nominees for election to the Board. In addition to considering the qualifications of candidates suggested by current Directors and by officers and employees of the Company, the Committee considers any candidates who may be recommended by shareholders in accordance with the provisions of the Company’s by-laws. The Committee screens all candidates in the same manner, regardless of the source of the recommendation, and determines whether a candidate meets the Company’s general Board membership qualifications, possesses the skills required of a Director and will contribute to the diversity of talent represented on the Board. The Committee arranges and conducts personal interviews of candidates, as appropriate.
The Nominating and Corporate Governance Committee has determined that each of the Company’s Directors possesses satisfactory prior experience as a director or an officer of a publicly held company, and that at least two of the Company’s Directors possess the competence and expertise necessary to qualify as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
Any shareholder may make nominations with respect to the election of Directors in accordance with the provisions of the Company’s by-laws, which establish the information and notice requirements for such nominations. Prior to 120 days in advance of the anniversary date of the Proxy Statement for the 2009 annual meeting, the Company did not receive any recommendations of potential director candidates from shareholders.
The Nominating and Corporate Governance Committee recommended to the Board the candidates for re-election which are included on the ballot for the Annual Meeting. Any nominee for Director who receives a greater number of votes withheld from or against his election than votes for his election shall tender his resignation for consideration by the Nominating and Corporate Governance Committee. The Committee will then consider the best interests of the Company and its shareholders and shall recommend to the full Board the action to be taken with respect to the tendered resignation.
The duties and responsibilities of the Nominating and Corporate Governance Committee are specified in its charter. The charter of the Nominating and Corporate Governance Committee, as amended in February 2009, is available at the Company’s web site, at www.portfoliorecovery.com, and will be mailed to any shareholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address.
Audit Committee
The Audit Committee held twelve meetings during 2009 and also met informally between meetings. Audit Committee meetings are typically held in conjunction with scheduled Board meetings; however, the Audit Committee also holds meetings between Board meetings as needed. The Audit Committee holds an executive session with the KPMG LLP audit team following each regular Audit Committee meeting. Each member of the Audit Committee is “independent,” as that term is defined by the applicable standards promulgated by NASDAQ, and meets the heightened criteria for independence applicable to members’ audit committees under Rule 5605(a)(2) and Rule 5605(c)(2) of the NASDAQ listing rules. The Board has determined that each member of the Audit Committee is financially literate, and that Mr. Voss and Mr. Tabakin are both qualified as “audit committee financial experts” pursuant to Section 401(h) of Regulation S-K. The Audit Committee is primarily concerned with the integrity of the Company’s consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditors, and the objectivity and performance of the Company’s internal audit function. The Audit Committee is not responsible for the planning or conduct of the audits, or the determination that the Company’s consolidated financial statements are complete and accurate and in accordance with U. S. generally accepted accounting principles.
The Audit Committee reviews and takes appropriate action with respect to the Company’s annual and quarterly consolidated financial statements, the internal audit program, the confidential hot line and related ethics program and disclosures made with respect to the Company’s internal controls. To facilitate its risk oversight responsibilities, the Committee receives regular briefings from the Company’s Office of General Counsel with respect to significant litigation and from the Company’s Internal Auditor regarding Sarbanes-Oxley 404 compliance matters. Each member of the Audit Committee completes a quarterly risk assessment questionnaire.
The Audit Committee reviewed its charter in February 2010. As described in its charter, the Audit Committee’s primary duties and responsibilities are to:
•	Monitor and review the accuracy and fairness of the Company’s financial reports and monitor and ensure the adequacy of the Company’s systems of internal controls regarding finance, accounting and legal compliance.

•	Engage and monitor the independence and performance of the Company’s independent auditors and pre-approve all audit and permitted non-audit services.

•	Monitor the independence and performance of the Company’s internal auditors.

•	Provide an avenue of communication between the independent auditors, management and the Board of Directors.

•	Prepare an Audit Committee report for the Company’s annual proxy statements.

•	Perform such other duties as set forth in its charter.
The Audit Committee’s current charter is available at the Company’s web site, at www.portfoliorecovery.com, and will be mailed to any shareholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. At the time of its charter review, the Audit Committee also reviewed practices and procedures to assure continued compliance with the internal control reporting provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements.
Audit Committee Report
The Audit Committee has furnished the following report to shareholders of the Company in accordance with rules adopted by the SEC.
The Audit Committee held twelve meetings during 2009 and also met informally between meetings. Each member of the Audit Committee is an independent director, as defined in NASDAQ Rules 4200(a)(15) and 5605(c)(2). In addition, the Board has determined that James Voss and Scott Tabakin are both “audit committee financial experts” as defined by paragraph (d)(5)(ii) of Item 407 of Regulation S-K.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services, services related to internal controls and other services. The independent auditors and the Company’s CEO and CFO periodically report to the Audit Committee regarding the services provided by the independent auditor in accordance with this pre-approval.

The Company’s management has primary responsibility for establishing and maintaining effective internal controls over financial reporting, preparing the Company’s consolidated financial statements in accordance with U. S. generally accepted accounting principles, and managing the public reporting process. The Company’s independent auditors are responsible for forming and expressing opinions on the conformity of the Company’s audited consolidated financial statements in accordance with U. S. generally accepted accounting principles, in all material respects, and on the effectiveness of the Company’s internal control over financial reporting.
• The Audit Committee reviewed and discussed with management, the Company’s audited consolidated financial statements for the year ended December 31, 2009, including a discussion of the acceptability and appropriateness of significant accounting policies and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s independent auditors matters related to the conduct of the audits of the Company’s consolidated financial statements and internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the reasonableness of significant estimates and judgments made in preparing the consolidated financial statements, as well as the clarity of the disclosures in the consolidated financial statements and related notes.
• The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.
• The Audit Committee has received written communications from KPMG LLP as required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with KPMG LLP their independence. The Audit Committee has concluded that the audit and permitted non-audit services which were provided by KPMG LLP in 2009 were compatible with, and did not negatively impact, their independence.
• In 2009 the Audit Committee met with the Company’s internal auditor and its independent auditors, with and without management present, to discuss the overall quality of the Company’s financial reporting. The Audit Committee also reviewed with management the Company’s audited consolidated financial statements and related notes and the acceptability and appropriateness of significant accounting policies. Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited consolidated financial statements and related notes be included in the Annual Report on Form 10-K for the year ended December 31, 2009.
KPMG LLP has been recommended by the Audit Committee of the Board for reappointment as the Independent Registered Public Accounting Firm for the Company, and subject to shareholder approval, the Board has appointed KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2010.
Representatives of KPMG LLP are expected to attend the 2010 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
The Company is requesting that the shareholders ratify the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2010. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.
This report is submitted on behalf of the following independent Directors, who constitute the Audit Committee:
James Voss, Chairman
William Brophey
Scott Tabakin

Principal Accountant Fees and Services
KPMG LLP served as the Company’s Independent Registered Public Accounting Firm with respect to the audits of the Company’s consolidated financial statements as of and for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. In connection with its 2009 corporate income tax returns, which are anticipated to be completed in 2010, the Company has retained KPMG LLP for those permitted non-audit services.
The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for the years ended December 31, 2009 and 2008, respectively. All the services performed by and fees paid to KPMG LLP were pre-approved by the Audit Committee.
Audit Fees

	2009	2008
Audit Fees
Annual Audit	$568,500	$551,500
Registration Statement	15,000	—
Tax Fees	30,000	14,550
Other Fees:
Subscription Fees (1)	2,100	1,500

Total Accountant Fees	$615,600	$567,550

(1)	Subscription fees represent fees paid to KPMG LLP for an annual subscription to their proprietary research tool during 2009 and 2008, respectively.
“Audit Fees” include fees for the audit of the Company’s annual consolidated financial statements, reviews of the quarterly condensed consolidated financial statements, and services normally performed in connection with statutory and regulatory filings. “Audit Fees” also include fees related to the audit of the effectiveness of Company’s internal control over financial reporting.
Compensation Committee
The Compensation Committee held five meetings in 2009 and met informally between meetings. Each member of the Compensation Committee has been determined to be “independent,” as that term is defined by the applicable standards promulgated by NASDAQ. As described in its charter, the Compensation Committee’s primary responsibilities are to:
•	Develop and oversee the implementation of the Company’s compensation philosophy with respect to the Directors, the CEO and other executives who report directly to the CEO.

•	Ensure that the employees of the Company and its subsidiaries are compensated effectively in a non-discriminatory manner consistent with such compensation philosophy, internal equity considerations, market practice and the requirements of the appropriate employment laws and regulatory bodies.

•	Review and recommend to the full Board the Company’s compensation discussion and analysis disclosure containing the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

•	Prepare a Compensation Committee report for the Company’s annual reports and/or proxy statements.
The Compensation Committee is responsible for setting annual and long-term performance goals and compensation for the CEO, and establishing the compensation of each of the executives who report directly to him. Its decisions are approved or ratified by action of the non-employee Directors of the Board. The Compensation Committee also approves the terms of executive employment agreements, equity plans and equity awards in accordance with the Company’s Amended and Restated Portfolio Recovery Associates 2002 Stock Option Plan and 2004 Restricted Stock Plan. The Committee may delegate to the Chief Executive Officer such of its duties and responsibilities as the Committee deems to be in the best interests of the Company, provided such delegation is not prohibited by applicable law, rule or regulation. The Compensation Committee delegated, in limited circumstances, authority to the CEO to grant a specified number of nonvested shares of the Company’s stock to newly hired, recently promoted or other key employees under specified parameters. The authority so delegated is limited to a total of ten thousand shares in any fiscal year, and awards of no more than one thousand shares per employee.
The Compensation Committee reviews compensation programs and policies for features that may encourage excessive risk taking, and ascertains the extent to which there may be a connection between compensation and risk, if at all. In this respect, in 2009 the Compensation Committee considered whether reasonable risk-taking is appropriately rewarded and whether the incentive compensation opportunities achieve the proper balance between the need to reward employees and the need to protect shareholder returns. In 2009 the Compensation Committee approved changes to the executive share ownership and retention guidelines, and adopted design features for future incentive compensation programs, as described herein. The Company’s current total compensation package mitigates the risk of unreasonable or excessive risk-taking, while enabling executives to take thoughtful and prudent risks to increase the value of the Company. Long-Term Incentive Programs use meaningful financial performance metrics measured over three years; therefore, a significant portion of total compensation is linked to the achievement of stated long-term financial goals that are directly aligned to shareholder interests. The components of the cash bonus portion are performance based, and are tied to annual individual and company-wide performance results. Annual cash bonuses reward executives for achieving short-term performance targets, which keeps employees focused on the day-to-day business fundamentals. On the other hand, long-term equity awards incent employees to take a longer term view of the Company and assume reasonable risks to enter new markets and expand existing businesses. Consequently, there is a balance achieved between short-term and long-term awards. Additionally, the Company has implemented controls that require executives to focus on risks with the aim of minimizing unintended and willful reporting any such errors, and reporting any of which they become aware. The Company may terminate the employment of any executive whose actions place the Company at unreasonable risk. Additionally the Company’s executives are all shareholders of the Company, with established share ownership guidelines requiring them to acquire and hold significant amounts of the Company’s stock. Although equity programs limit and define the total number of shares an executive may receive, the value of the award to the executive is determined by the stock market at the time they vest, which provides a strong connection with shareholder interests. Most grants of stock to the Company’s executive officers have multi-year vesting periods, which incentivize executives to build shareholder value over time.
Under its charter, the Committee has sole authority to retain and terminate a consulting firm to assist in its evaluation of executive compensation. In accordance with this authority, the Compensation Committee has directly engaged FW Cook as its independent compensation consultant. The Compensation Committee ensures that the Company has established succession plans with respect to each of its key executives. To assist the Compensation Committee in this role, the Vice President of Human Resources provides the Committee with progress reports of individual development and succession planning strategies and activities with respect to the Company’s key executives, and assessments of the persons who are considered to be the potential successors to the incumbents in certain senior management positions.
The current Charter of the Compensation Committee is available at the Company’s web site, at www.portfoliorecovery.com, and will be provided to any shareholder who sends a request therefor to the

Corporate Secretary at the Company’s mailing address. The Compensation Committee’s report appears in this Proxy Statement on page 32.
Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are independent, non-employee Directors, and none are former officers of the Company or any of its subsidiaries, or has ever been an officer or employee of the Company or any of its subsidiaries. No officer of the Company has ever served on any compensation committee or board of directors of any other company with respect to which a Director is an executive officer. None of the Directors has any relationship with the Company which is required to be disclosed under this caption pursuant to the rules of the SEC.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
The following compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid in 2009 to each of the executives identified below in the Summary Compensation Table. For a complete understanding of our executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” and other compensation disclosures included elsewhere in this Proxy Statement.
The Compensation Committee is responsible for the Company’s executive compensation policies and programs. Its duties involve establishing, implementing and monitoring the administration of compensation and benefits programs of the Company in accordance with the Company’s compensation philosophy described below. The Committee seeks to establish a total compensation package for the Company’s executives that is fair, reasonable, and competitive. The Company’s compensation package consists of base salary, annual cash incentive compensation in the form of bonuses, long-term equity-based incentive compensation and benefits. The types of compensation and benefits paid to the Company’s executives are the same as those provided to other employees and officers of the Company. Given the absence of supplemental perquisites, benefits and plans, cash incentives and equity compensation programs are critical to maintaining the competitiveness of the Company’s compensation arrangements.
Philosophy
The following philosophy guides the compensation decisions concerning the Company’s senior management team, including its executive officers.
1.	Executive compensation should be linked, directly and materially, to the Company’s overall performance and each executive’s individual performance, and should reward past performance and motivate future performance.
The Company’s executive compensation package is based on a motivational pay for performance standard, consisting of a combination of base pay and incentives that are competitive in the relevant marketplace and are reflective of the individual’s performance and the Company’s performance. Through its practice of granting equity awards, the compensation program also promotes and rewards an executive’s tenure and longevity with the Company, as well as the executive’s role in the Company’s overall financial performance. The Company’s historical philosophy has been to establish a base salary structure that is relatively low, when compared to its peer group, and to provide additional compensation through bonus and equity performance incentives, that taken together, produce competitive total compensation. The Company’s financial performance for the year is the principal consideration regarding the overall funding level of the executive target cash bonus pool. The target bonus pool is determined at the beginning of each year based on budgeted net income; however, the Compensation Committee may adjust annual and long term compensation, including the target bonus pool and the individual bonus amounts awarded, based on corporate and individual performance, both financial and non-financial. When corporate performance is strong, the Compensation Committee generally approves higher bonuses and equity compensation than it does when corporate performance is weaker.
2.	Executive Compensation should assist the Company in attracting and retaining high quality talent, and should be reasonable in comparison to like positions in like companies.
The Company considers each named executive to be an invaluable resource, and they have developed as a cohesive and complementary executive management team. In order to appropriately incentivize and retain the management team, the Compensation Committee aims to provide compensation packages for the Company’s executives which are responsive to the current environment and attractive and competitive in comparison to peer companies. Consequently, the Compensation Committee strives to provide executive compensation packages that include a combination of base pay and incentives that are appropriate in the relevant marketplace. In accordance with its charter, the Compensation Committee retained FW Cook as its independent compensation consulting firm, to assist it in the performance of its duties, including the evaluation of executive compensation levels and programs. FW Cook has served as the Compensation Committee’s independent compensation consultant since 2007, and has provided assistance to the Committee with respect to the Company’s executive compensation programs, executive pay levels and the design of the Company’s incentive compensation plans. FW Cook’s assessments included the following:
•	A 2008 review and analysis of the components of compensation (including a comparison of each element of executive compensation to external market rates), in order to determine the competitiveness of the Company’s executive compensation relative to that of its peer group (the “Compensation Peer Group”),

•	Recommendations for changes in the Company’s compensation structure, to assist the Company in attracting, motivating and retaining key senior level executives, and

•	Advice concerning the implementation and design of the Company’s Long-Term Incentive Compensation Programs (“LTI Programs”), the Annual Bonus Plan and the 2010 Stock Plan.
Benchmarking
While the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, the Compensation Committee believes that information regarding pay practices at other companies is nevertheless useful in two respects. First, the Compensation Committee recognizes that compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Accordingly, the Compensation Committee commissioned FW Cook to assist with the selection of comparable peer companies, to review, analyze and make recommendations with respect to the peer companies’ compensation data and the Company’s policies and procedures with respect to executive compensation. The Compensation Committee uses the peer data to determine whether compensation levels are competitive, and to make any necessary adjustments to reflect executive performance and Company performance. The seventeen-company peer group (“Compensation Peer Group”) consists of business services companies which were selected based on certain metrics, primarily revenue, net income, market capitalization and complexity, comparable to those of the Company. The Compensation Committee reviews the compensation data for each executive in the Company’s senior management team in comparison with the compensation of executives in similar positions with similar responsibility levels in the Compensation Peer Group by pay type (including base salary, annual incentive and long-term incentives). The Company uses benchmarks of its executive compensation against the Compensation Peer Group to enhance its ability to remain competitive in attracting and retaining executives. In its review of the compensation of its executives the Committee primarily reviews the compensation practices of the following Compensation Peer Group:

Compensation Peer Group*

Advanta	Financial Federal
Asset Acceptance Capital Corp	First Marblehead
Asta Funding, Inc	Huron Consulting Group
Costar Group	Navigant Consulting
Dealer Track Holdings	Ocwen Financial
Dollar Financial	QC Holdings
Encore Capital Group, Inc.	World Acceptance Corp.
EPIQ Systems	Wright Express Corp
EZCORP

*	The Compensation Peer Group differs from the peer group in the stock performance graph which is included in the Company’s 2009 Annual Report, as it includes additional peer companies for the purpose of compensation comparisons. There were no additions or deletions to the Compensation Peer Group in 2009.
The FW Cook analysis included a review of the Company’s top eleven executives’ total compensation as compared to the same or similar positions in the market from which the Company would be likely to recruit job candidates. The peer group analysis revealed that in aggregate, the Company’s executives’ base pay was lower than the median of pay for comparable positions in the Compensation Peer Group, and was, on average, 70%-73% of the median of pay for comparable positions in the Compensation Peer Group. The low ranking relative to the peer data is indicative of the Company’s historical practice of paying relatively smaller base salaries and relatively larger cash bonuses. Total cash compensation for the Company’s executives, which includes base salary plus cash bonus, was approximately 15% above that of the median of the Compensation Peer Group. The base pay and total cash compensation of the CEO and General Counsel were found to have the greatest negative disparity, relative to available peer data. In order to attract and maintain the highest level of talent, FW Cook recommended that the Compensation Committee consider appropriate compensation actions, taking into account a variety of factors. Accordingly, the Company’s executives’ total cash compensation was increased, in some cases, to an amount that was closer to the median level of the Compensation Peer Group, and in other cases, the allocation of the salary and bonus components were adjusted.
3.	Executive compensation should be linked to shareholder returns. Equity awards should be based on multi-year performance goals.
The Company’s long term incentive (“LTI”) awards of nonvested shares of the Company’s common stock ensure that the Company’s executives are properly focused on long-term shareholder value. The LTI performance targets are designed to provide executives with the potential to earn additional shares of the Company’s stock and provide them with specific financial goals that are tied to shareholder value. Target grant values are set based on a variety of financial performance measures, including earnings per share (“EPS”), return on shareholders’ equity (“ROE”) return on invested capital (“ROIC”) and total shareholder return (“TSR”) relative to the Compensation Peer Group data. The Compensation Committee chose these metrics as the objective performance measures for the Company’s LTI awards in order to provide a direct link between the Company’s performance and shareholder value. These metrics also provide easily understood numbers that allow for definitive determination of the achievement of performance metrics.
Executive Stockholding Targets
In order to further align executives’ interests with those of the Company’s shareholders and assure that management focuses on the appropriate long-term initiatives designed to increase shareholder value, the Compensation Committee has established stock ownership guidelines for its key executives. Ownership by executive officers of equity in the Company serves to align their interests with those of the Company’s shareholders and demonstrates to the investing public and all of the Company’s other employees, senior management’s commitment to the Company. The Company’s targeted executive stockholdings policy establishes for each executive officer, as well as other executives and managers in key leadership roles, individual equity ownership goals which are to be achieved within a specified time frame. Each executive officer’s employment agreement provides that in the event that the targeted equity goals are not achieved within the required time frame, the annual bonus may be paid in nonvested stock, rather than in cash, until such targets are met. The specific share requirements for each executive officer are based on a multiple of annual base pay, and only include shares that are beneficially owned, directly or indirectly by the executive, but do not include any shares that have been granted to the executive that have not yet vested. In order to permit consistent long term planning by an executive, once established, these targets are not reset, except in the event of a significant promotion of an executive.
Each year, prior to the payment of any annual cash bonus, the Company’s CEO is required to provide a report to the Compensation Committee detailing the status of stockholding for each executive officer. This report includes the executive officer’s base pay, total compensation, anticipated bonus, targeted stockholdings, actual stockholdings, increase or decrease in actual stockholdings during the year, and the amount of both awarded and vested options and/or nonvested shares. In accordance with the executives’ employment agreements, the Compensation Committee may determine whether, based on the executives’ success in achieving their shareholding targets, the executive’s annual bonus is paid in stock, rather than in cash.
The matrix below details the equity ownership targets established for the executives listed in the Summary Compensation Table and their actual stockholdings as of April 8, 2010.
Targeted Levels of Executive Stockholdings

Name	Minimum Targeted Stockholdings	Actual Stockholdings
Steve Fredrickson	115,000	209,964
Kevin Stevenson	50,000	110,037
Craig Grube	28,500	36,023
Judith Scott	12,000	14,161
Michael Petit	12,000	5,241
Kent McCammon	12,000	4,707
Roles of the Compensation Committee and Management
The Compensation Committee administers the compensation program for the Company’s key executives, applying the principles and philosophy stated above. The Committee is supported in this role by its compensation consultant, the CEO and the Human Resources Department of the Company. The Committee considers executive pay data provided by its compensation consultant (including peer group comparables) and considers the recommendations of the CEO with respect to the compensation of each executive officer other than himself. The CEO’s recommendations to the Compensation Committee detail, with respect to each executive, a proposed total compensation package for the year, including any recommended adjustments in base salary, annual cash bonus as a percentage of targets, and proposed equity awards, if any. The CEO also recommends annual incentives, business goals and financial targets and individual performance targets.
In connection with its work for the Compensation Committee, FW Cook attended Committee meetings and related meetings with management. FW Cook compared the Company’s executive compensation to that of the Compensation Peer Group, and to compensation data from industry surveys, and provided a detailed report of its findings to the Compensation Committee. Using the data and analysis presented in the FW Cook report, the Compensation Committee set guidelines for total compensation and the mix of compensation elements for the Company’s executives. Base salaries were targeted at around the average of the 25th percentile of like positions in the Company’s Compensation Peer Group, with adjustments made based on factors including the executive’s likely future contributions, market competition, individual productivity and retention goals. The CEO provides input to the Compensation Committee with respect to these factors, along with his views on the responsibilities and relative contribution of each executive, other than himself, their likely future contribution and the extent to which the Company would have to be more or less competitive to retain and motivate the executive. The CEO also provides to the Committee his assessment of each executive’s performance during the prior year, the extent to which individual and departmental goals established for the executive were met, and the CEO’s recommendations with respect to each executive’s proposed total compensation package for the year, including any recommended adjustments in base salary, annual cash bonus as a percentage of target and equity awards, if any. Although the Committee considers the CEO’s recommendations, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions in executive session, within the parameters of its compensation philosophy.
The Compensation Committee considered the recommendations of FW Cook in the process of allocating the mix of total compensation among each element of compensation, to provide the right balance of short-term and long-term compensation. The compensation of executives who have the greatest ability to influence the Company’s financial performance is predominately performance-based and at risk, which is consistent with the Company’s overall compensation philosophy. Base salaries are set at roughly the average salaries of the 25th percentile of the Compensation Peer Group, with the opportunity to earn total cash compensation (base salary, plus cash bonus) at the average of the 50th to 75th percentile of the Compensation Peer Group, with the addition of fully earned target bonus compensation. However, the total direct executive compensation is targeted to approximately the median of the Compensation Peer Group with the addition of fully earned bonus compensation and performance based equity incentives. In making its year-end compensation decisions, the Committee noted that, overall, the Company performed comparatively well in difficult economic conditions, and on a relative basis in comparison to the industry as a whole, although the Company’s financial results did not fully meet internal performance targets.
Components of Executive Compensation
The executive compensation program consists of three components: base salary, annual bonus compensation in the form of cash bonuses, and long-term equity-based incentive compensation in the form of nonvested shares and LTI stock awards. The Company pays base salary and annual bonus compensation in cash. Equity- based incentive compensation awards are paid in the form of shares of the Company’s common stock, to align the executive’s interests with those of the shareholders, to increase the executive’s ownership in the Company, and to expedite achievement of the Company’s executive stock ownership targets. Except for base pay, executive compensation is “at risk” and varies based on the performance of the Company and on individual, departmental and Company performance. Company performance is evaluated from a variety of perspectives, including absolute performance, performance relative to the Company’s peers; return measures including total shareholder return relative to its peers and return on equity, and earnings per share.

Principal Objectives	Features
Base Pay
•To attract executive talent in the markets in which the Company competes
•Recognizes and rewards the experience and skills that employees bring to the Company
•Provides motivation for career development and enhancement
•Ensures that all employees receive a basic level of compensation
• Initially established based on employees’ prior experience and anticipated contribution, the scope of their responsibilities and the applicable market compensation paid by other companies for similar positions
•Fixed annual cash payments,benchmarked against market data and reviewed annually after employment
•Not dependent upon the Company’s achievement of its performance goals

Bonus
•Provides pay differentiation based on performance
•Rewards superior performance
•Provides incentives to executives to meet or exceed profitability targets
•Rewards those most accountable for long-term financial performance
•Financial and non-financial goals are set by the Board
•Minimum financial achievement bonus targets and individual achievement bonus targets are stated in employment agreements*
•Bonuses are typically paid in cash in the first quarter for the prior year’s performance

Long-term Equity Incentives
•Attracts and retains talented employees
•Aligns executives’ interests with those of the Company’s shareholders
•Promotes long-term accountability
•Motivates outstanding performance
•Rewards employment longevity
•Provides significant equity to those most accountable for long-term financial performance
•Consists of nonvested time-based shares of the Company’s stock, and performance-based shares
•Performance-based shares vest only upon the Company’s achievement of specified targets
•Time-based nonvested shares generally vest 20% per year over a five year period
•Grants reflect consideration of each executive’s performance and expected contributions to overall financial results

*	The target bonus is paid to the extent that the Company’s financial results for the year are achieved and the executive’s individual performance is determined to have met expectations. If the results of operations for the year exceed target goals and the executive’s performance is determined to have exceeded expectations, the amount of the bonus may be increased in recognition of the degree to which such targets were exceeded, and the degree to which the executive met his or her individual goals and contributed to the Company’s superior performance. If the Company fails to achieve stated goals or the executive’s performance is determined not to have met expectations, then the amount, if any of the bonus will be within the discretion of the Compensation Committee, giving reasonable consideration to any intervening or extraordinary events or circumstances that might have given rise to such shortfall. The executive bonus structure was modified and incorporated in the 2009-2011 executive employment agreements which became effective January 1, 2009.
1.	Base Pay. Base Pay provides a baseline level of executive compensation, which is in most instances, set on an individual basis at the time the employee enters into an employment agreement with the Company, or upon promotion or other change in job responsibilities. The objectives of base pay are to provide salaries at levels that allow the Company to attract and retain highly qualified executives, and to recognize and reward individual performance and experience. Historically, base pay has been comparatively low, and has been augmented through bonus and equity performance incentives. When determining base salaries the Company considers, among other factors, peer group market data, as well as the Company’s interest in retaining the executive, the executive’s previous experience, scope of responsibility and future potential. Base pay is set at approximately the 25th percentile of base salaries of like positions of companies in the Company’s Compensation Peer Group. Pursuant to their employment agreements, executives who continue employment with the Company receive a minimum annual base pay increase of 4% over their previous years’ base pay.
Incentive Compensation
The Company’s incentive compensation programs are comprised of a cash incentive bonus based on both current and long-term performance and individual and corporate performance. The Company entered into new three-year employment agreements with its key executives effective January 1, 2009. These agreements will terminate on December 31, 2011, unless sooner terminated pursuant to their terms. The employment agreements provide for an annual bifurcated cash bonus based on individual and financial performance. The amount of the individual portion of the annual cash bonus is determined based upon the executive’s performance during the prior operating year, compared to goals for that year as approved by the Board. The individual portion of the cash bonus is paid if the executive’s personal performance is in conformance with Company policy and with the Executive’s past levels of performance, and if Employee has met the performance expectations of the Compensation Committee. The financial achievement bonus will be paid if, and to the extent that the results of operations achieve the goals set for the year. If (i) the results of operations for the year exceed the net profitability goals and (ii) the executive’s performance is determined to have exceeded expectations, the amount of the Annual Cash Bonus may be increased in recognition of the degree to which results exceeded such goals, and the degree to which the executive contributed to the Company’s superior performance results as determined in the sole discretion of the Compensation Committee. If (i) the results of operations for the year fail to achieve net profitability goals or (ii) the executive’s performance is determined not to have met expectations, then the amount, if any of the Cash Bonus shall be within the absolute discretion of the Committee, provided that the Committee can give reasonable consideration to any intervening or extraordinary events or circumstances that might have given rise to such shortfall. Further, if pursuant to the Company’s senior executive target equity ownership policies, the Employee’s targeted equity ownership levels have not been met, the Annual Cash Bonus may be paid, in whole or in part, in shares of the Company’s common stock.
Equity incentive grants are designed to provide equity compensation that is primarily linked to longer-term corporate performance. In assessing executive performance during 2009, the Compensation Committee considered performance against these and other objectives and noted that the Company’s executive officers performed well against their business objectives, and made strategic investments in 2009 to position the Company for the long-term. The following performance indicators were achieved despite a very difficult economic environment:
•	The Company achieved a 6.8% increase in revenue over the prior year and approximately 13% growth in cash collections.

•	The increase in cash collections included a record $86.4 million in cash collections from purchased bankrupt accounts, representing a 52.0% increase over 2008.

•	Collector productivity per hour paid increased approximately 10% over that of the prior year.

•	The Company achieved a 26% year-over-year improvement in cash collected on fully amortized portfolios.

•	The Company made significant investments in both charged-off and bankrupt accounts, which are expected to produce additional significant growth in cash collections and earnings over the next several years.

•	The Company’s stock price increased 33% in 2009, compared to a 23% increase for the S&P 500.
2.	Annual Cash Bonus. Annual cash incentive bonuses are paid in January of each year for the prior year’s performance. Each executive’s employment agreement contains bonus targets based on individual achievement and corporate financial achievement, which are expressed as a percentage of the executive’s total compensation. These bonus targets were set based upon the results of a compensation study using compensation comparables derived from the Company’s Compensation Peer Group, and the ability of the executive to influence the Company’s financial results. The Compensation Committee sets bonus targets such that the executive’s total cash compensation (base salary plus annual cash bonus) will be within a competitive range of total cash compensation (generally at the 50th to 75th percentile level for comparable executives) if performance targets are met. Each year the Compensation Committee establishes a cash bonus pool, the initial size of which is established based upon the total anticipated bonus payout, assuming that each executive’s individual targets are met, and the corporate financial performance targets are met. Approximately 4% of pre-tax net operating income was earned by the five most highly compensated executives as cash compensation (base pay plus cash bonus) in 2009. The criteria upon which individual achievement bonus payments are based consist of, among other things, the executive’s individual goal achievements during the year, including expense reduction efforts, successful implementation of identified growth strategies and the achievement of the specific personal professional goals that were set for each of the executives with respect to their areas of direct responsibility. The financial portion of the target bonus in each executive’s employment agreement was established based largely upon the extent to which the executive or the executive’s business unit has the ability to contribute to the Company’s overall financial targets. Financial achievement cash bonus awards are based on the extent to which the executive’s business unit contributed to the attainment of the Company’s financial performance. The Compensation Committee believes that these incentives focus executives on corporate growth and profitability, thereby driving shareholder value. The executives named in the table below, in the aggregate, received financial achievement bonus awards in 2009 equal to 82.5% of their total aggregate financial bonus targets. Because the CEO and the CFO have broad roles with accountability for the Company’s overall financial results, the Compensation Committee generally sets their bonus targets higher than those of the other executives of the Company.

The performance of each of the named executives against their individual goals is reviewed, evaluated and rewarded on an annual basis, using a management performance worksheet containing the following rankings.

Rating	Description	Individual Performance Award
4	Outstanding	131% to 150% of target
3	Exceeds Expectations	100% to 130% of target
2	Meets Expectations	50% to 99% of target
1	Below Expectations	1% to 49% of target
0	Unacceptable	0% of target
The bonus targets for the named executives, and bonuses earned by them in 2009 are as follows:

	Bonus Targets $/% of Base Pay			2009 Target Bonus Earned
	Base Salary$	Individual	Financial	Individual%	Financial%	Total%	Total$
Steve Fredrickson	$500,000	$250,000/50%	$550,000/110%	100%	64%	75%	$600,000
Kevin Stevenson	$300,000	$150,000/50%	$350,000/117%	117%*	64%	80%	$400,000
Craig Grube	$270,000	$130,000/48%	$250,000/93%	100%*	48%	67%	$255,000
Judith Scott	$245,000	$90,000/37%	$140,000/57%	100%	100%	100%	$230,000
Kent McCammon	$220,000	$125,000/57%	$280,000/127%	100%	87%	91%	$370,000
Michael Petit	$235,000	$150,000/64%	$265,000/113%	100%	132%*	120%*	$500,000

*	The individual achievement bonus and the individual and financial achievement bonuses awarded reflect the extent to which these executives met or exceeded their individual and financial achievement targets.
3.	Equity Incentives. The Company utilizes a combination of nonvested share awards and long-term equity incentive (“LTI”) awards based on multi-year cumulative corporate performance goals to focus executives on ensuring sustained performance over a multi-year period. If the performance targets specified for achievement of the LTI Shares are not met or exceeded, the awarded shares do not vest. The performance targets, by design, promote the achievement of strong and sustained financial performance, and require such achievement for a payout. The Company believes that equity awards serve to motivate outstanding performance, provide executives with the potential to earn additional shares of the Company’s stock, provide specific financial goals that are tied to shareholder value and encourage and reward employment tenure. Participation in LTI programs is limited to key employees who are in a position to have a significant impact on the achievement of the Company’s financial goals and those who provide the long-term strategic leadership necessary to accomplish financial goals. Consistent with the company’s compensation objectives, individuals at higher executive levels and those with greater influence over the Company’s financial performance generally receive a significant proportion of their total compensation in the form of equity. The Compensation Committee may make equity grants to new hires at the time of their hire in order to align them as quickly as possible to shareholder interests, if circumstances warrant. The LTI programs contain performance targets designed to provide executives with the potential to earn additional shares of the Company’s stock and provide them with specific financial goals. In order to receive an equity award, the executive must be a full-time employee as of the award date. Any shares so earned (“LTI Shares”) will be awarded in fully paid shares of the Common Stock of the Company.

(a)	2007 and 2008 LTI Programs. Key executives of the Company were granted LTI Shares pursuant to the 2007 and 2008 LTI Programs, the vesting of which is dependent upon the Company’s achievement of both a targeted percentage Return on Invested Capital (“Target ROIC”) and a cumulative three year ROE and EPS target for performance periods ending December 31, 2009 and 2010 (“Target EPS”). Any shares earned would be awarded in the first quarter of 2010 and 2011, respectively. The 2007 and 2008 LTI Programs provide that 100% of the LTI Shares will be awarded if the Company achieves both the Target ROIC and Target EPS, and that no LTI Shares will vest or be awarded if the Company’s ROIC is less than 13.5% during the performance period. If the Target ROIC is met, the number of shares awarded could range from 0% to 200% of the targeted LTI Shares, depending on the actual EPS performance. The minimum Target EPS for awards under the 2007 LTI Program was $10.09. The Company’s EPS performance was $8.90 during the performance period; consequently, no stock vested under the 2007 LTI plan. The minimum Target EPS for the 2008 LTI Program is $11.34, for the performance period ending December 31, 2010. (A complete description of the 2007 and 2008 LTI Programs is included in the Company’s 2009 Proxy Statement.) Based on the Company’s financial results for 2007 and 2008, the Company has determined that it is unlikely that the 2008 LTI Program will result in an award of LTI Shares.

(b)	2009 LTI Program. The 2009 LTI program’s performance criteria (“Performance Criteria”) are (1) the extent to which the Company achieves its EPS, as stated in the Company’s annual reports filed with the SEC, with respect to fiscal year 2009 (the “EPS Performance Period”); (2) the extent to which the Company achieves its target Return on Shareholders’ Equity (“ROE”), over a three year performance period beginning on January 1, 2009 and ending on December 31, 2011 (the “ROE/TSR Performance Period”) and (3) TSR relative to the Compensation Peer Group during the ROE/TSR Performance Period. The extent to which any 2009 LTI Program Shares may be awarded is based upon the extent to which either or all of the Performance Criteria are met. A number of Performance Shares, ranging from zero to 200% of the target shares, may be awarded based upon the Company’s achievement of the Performance Criteria. Pursuant to the 2009 LTI Program, one-third of the shares earned, if any, for the EPS goal during the EPS Performance Period, will be awarded on December 31, 2010, and the remainder, if any, will be awarded on December 31, 2011. All of the ROE and Relative TSR Performance Shares earned, if any, will be awarded on or before March 31, 2012. In every case, the three Performance Criteria are computed after taking into consideration the costs of the LTI Program. The 2009 LTI Program is a self-funding program.
(i)	EPS. The ability of the 2009 LTI grantees to earn one third of the 2009 LTI Shares was determined on December 31, 2009, based upon the EPS targets stated below. The Company’s EPS performance finished at $2.87, which was below the minimum threshold of $3.20 required to earn the first one-third of the shares granted under the 2009 LTI plan; therefore, no EPS target shares were eligible for award.

EPS Value	Target Shares Earned (%)
Less than $3.20	Zero
$3.20	50
$3.35	100
$3.60	150
$3.85	200
(ii)	2009-2011 ROE. One third of the 2009 LTI Performance Shares will be determined as of December 31, 2011, based upon the Company’s achievement of a three year annualized ROE goal over the ROE/TSR Performance Period. To the extent that actual ROE falls between any of the threshold amounts indicated in the table below, the number of Performance Shares awarded will be determined by the Compensation Committee based on an interpolation between the ROE ranges in the table below.

Value	Target Shares Earned (%)
Less than 15.0%	Zero
15.0%	50
16.5%	100
19.5%	150
21.0% or more	200
(iii)	2009-2011 Relative TSR. One third of the 2009 LTI Performance Shares will be determined as of December 31, 2011 based upon the Company’s achievement of relative shareholder value over the ROE/TSR Performance Period, which will be calculated by comparing one-third of the TSR of companies in the NASDAQ Global Market and two thirds of the TSR of the Compensation Peer Group. To the extent that the relative TSR falls between any of the threshold amounts indicated in the table below, the number of Performance Shares awarded will be determined by the Compensation Committee based on an interpolation between the TSR ranges in the table below.

Value	Target Shares Earned (%)
Below 35th percentile	Zero
35th percentile	50
50th percentile	100
90th percentile or more	200
Since the Company’s EPS performance finished below the minimum threshold required in order to earn the first one-third of the shares granted under the 2009 LTI plan, those shares will not vest. However, if the ROE and TSR performance metrics for the remainder of the 2009 LTI performance period are met, the remaining two-thirds of the shares granted may be awarded.
The Company has never back-dated or re-negotiated any equity awards. The Company has no specified policy concerning the timing of equity awards; however, the Company does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. The Company did not grant any stock option awards in 2009.

2010 Incentive Compensation Plans
On the recommendation of the Compensation Committee, in March 2010 the Board adopted the Company’s Annual Bonus Plan and 2010 Stock Plan, subject to the approval of the shareholders at the Annual Meeting. The 2010 Stock Plan is a further amendment of the Amended and Restated Portfolio Recovery Associates 2002 Stock Option Plan and 2004 Restricted Stock Plan, which were approved by the shareholders at Company’s 2003 and 2005 annual meetings, respectively. The 2010 Stock Plan amendments include additional performance metrics and ministerial changes to the previously approved stock plan. The 2010 Stock Plan is more fully described in Appendix A, which is being mailed with this Proxy Statement. The Annual Bonus Plan which is on the ballot provides the performance metrics which will be used in the determination of the amount of annual cash bonus awards to executive officers. Pursuant to the Annual Bonus Plan, each executive officer’s maximum cash bonus award in 2011 will be calculated as a percentage of the Company’s adjusted EBITDA, ranging from 1% to 2%, for the year ending December 31, 2010. The Annual Bonus Plan is more fully described in Appendix B, which is being mailed with this Proxy Statement.
Allocation among Elements of Compensation
The Compensation Committee uses its judgment in making compensation decisions, using the framework described above, with the goal of structuring its executive compensation mix to be market competitive for each compensation element, in order to effectively respond to the evolving business environment and to attract, develop and retain exceptional talent. The CEO recommends to the Committee the mix of salary, annual incentive and long-term incentive awards that the Company’s key executives should receive as total direct compensation based on job responsibilities and performance and talent assessments, while being informed by available market data. As a result, the weighting of each component can vary each year. The Company’s stock awards and cash bonus awards allocate total incentive compensation between the short-term and long-term awards. A key element in mitigating risk in the compensation package is ensuring that a significant portion of incentive compensation is based on the long-term performance of the Company. This mix serves to reduce the risk that employees will focus on short-term achievements to the detriment of the long-term sustainability of the Company, and both elements work together for the benefit of the Company and its shareholders.
Base salary and incentives (including annual and long-term incentives) are generally targeted at the 25th percentile of the Compensation Peer Group, and total cash compensation is targeted to 50% -75% of the Compensation Peer Group. Total compensation (base salary, cash bonus and equity) is targeted to the median of the Compensation Peer Group. The exact percentile may differ by individual, based on performance and other factors. In 2009, total direct compensation levels, base salaries and incentives (both annual and long term incentives) were generally targeted at the 50th percentile of the Compensation Peer Group. However, the Compensation Committee, primarily on the recommendation of the CEO (for positions other than his), has the discretion to set total compensation above or below the targeted percentile of similar positions in the Compensation Peer Group when the value of the individual’s experience, performance and specific skill set justifies variation. The total compensation paid to the executive officers of the Company in 2009 is shown in the Summary Compensation Table on page 33.
The following charts show the weighting of each element of total compensation for the CEO and collectively for the other executive officers. These charts depict our pay for performance philosophy, as predominately performance-based and at risk compensation comprises the majority of total compensation. Total compensation paid to the executives named in the Summary Compensation Table was allocated in 2009 as follows:

2009 Total Compensation Mix

CEO Compensation	Compensation of Other Named Executives (Except CEO)

Name	Base Pay (%)	Cash Bonus (%)	Equity Awards (%) *	Total at Risk (%)
Steve Fredrickson	24%	28%	48%	76%
Kevin Stevenson	27%	37%	36%	73%
Craig Grube	32%	31%	37%	68%
Judith Scott	43%	40%	17%	57%
Michael Petit	21%	44%	35%	79%
Kent McCammon	23%	39%	38%	77%

*	Equity awards are valued based on the grant-date fair value, using the closing price of the Company’s stock on the date of grant. The actual amount of compensation that will be realized by the named executives at the time an award vests will depend upon the market price of the Company’s common stock on the vesting date.
Benefits and Perquisites
The Company ensures that its executive officers are paid fairly and that it has a uniform set of benefits and perquisites all of which apply to all employees equally. Accordingly, it is the philosophy of the Company that each executive, including the Company’s CEO and CFO should determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by the Company. This is consistent with the Company’s general operating principles.
Other than the standard employee benefits, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in the Company’s 401(k) plan, paid time off, and other similar Company-wide benefits which may be in effect from time to time for all other employees, the Company does not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for its executives. However, the Company’s executive officers are required by policy to submit to comprehensive physical examinations at the Company’s expense at stated intervals, at a cost of up to approximately $5,000 each. The Company believes that its base pay and total compensation package are reasonable in the industry, and the Company has demonstrated that it is able to hire and retain talented executives without offering additional perquisites.
Pension Plans, Retirement Benefits and Nonqualified Deferred Compensation. The Company does not offer any pension or retirement plans to any of its employees, including its executive officers. The Company does not offer its employees a non-qualified defined contribution plan; however, the Company sponsors a 401(k) plan for its employees who are at least twenty-one years of age or over. This plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions, and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to Internal Revenue Code limitations, after completing six months of service. The Company makes matching cash contributions of up to 4% to each participating employee’s salary. Employees are able to direct their own investments in the Company’s 401(k) plan.

The following table identifies the Company’s benefit plans and identifies employees who may be eligible to participate:

Benefit Plan	Executive Officers	All Full Time Employees
401(k) Plan	X	X
Medical/Dental/Vision Plans	X	X
Life and Disability Insurance	X	X
Legal Resources Assistance	X	X
Employee Assistance Plan	X	X
Defined Benefit Pension Plan	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered
The Company has never made a loan to any of its executive officers.
Severance Arrangements
The Company has entered into employment agreements with each of its executive officers. These employment agreements describe how the employment relationship may be extended or terminated, what benefits are to be paid in the event of termination of employment, and outline the executive’s post-employment obligations. These obligations also restrict the use of confidential and/or proprietary information both during and after employment. The employment agreements include severance provisions which provide compensation to the executive officers in the event of certain employment terminations. The potential severance benefit is affected by the level of the executive’s base salary and annual incentive opportunity. The purpose of the benefits is to focus executive officers on taking actions that are in the best interests of the shareholders without regard to whether such action may ultimately have an impact on their job security. The severance arrangements also are a component of a total compensation package offered to executive officers that enable the Company to be more competitive with the compensation arrangements of other market participants. A more comprehensive description of the Company’s severance provisions is provided on page36 below.
Tax Deductibility of Executive Compensation
To the extent compensation paid to each covered employee (i.e. the Company’s CEO and the next three highest paid officers subject to SEC disclosure, other than the CFO) exceeds $1 million for any fiscal year, it will not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), unless such compensation is “performance based” as defined in Section 162(m) of the Code. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, it reserves the right to extend such compensation arrangements as may from time to time be necessary to retain or attract top-quality management. The Compensation Committee generally structures executive compensation arrangements so as to minimize the impact of the limitations of Section 162(m) of the Code, which includes consideration of the impact of performance-based equity awards to the Company’s executive officers. In 2009 each of the Company’s covered employees earned a base salary of less than $1 million and each covered employee, other than Mr. Fredrickson, earned other compensation that would not be limited by the $1 million threshold imposed by Section 162(m). Mr. Fredrickson’s total compensation subject to the Section 162(m) limitation was $1.5 million. Therefore, $0.5 million of Mr. Fredrickson’s compensation was consequently not deductible under Section 162(m) of the Code. The entire amount of each other covered employee’s compensation earned during 2009 was not limited by Section 162(m) of the Code and was deductible by the Company. The Annual Bonus Plan which is on the ballot for approval by the stockholders at the 2010 Annual Meeting, was adopted by the Compensation Committee as a “performance based” compensation plan within the meaning of Section 162(m) of the Code; accordingly, the Company’s deduction attributable to compensation payable under this plan will generally not be limited by Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled, “Compensation Discussion and Analysis” with management as required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. This report is provided by the following independent Directors who comprise the committee:
David Roberts, Chairman
Scott Tabakin
Penelope Kyle
James Voss
William Brophey
Compensation Summary
The following table sets forth all compensation awarded to, earned by, or paid to each of the Company’s Named Executive Officers, including its CEO, its CFO and the two other most highly compensated executives for all services rendered to the Company and its subsidiaries for the years ended December 31, 2009, 2008 and 2007, including equity awards. The Company offers no non-equity incentive plans, defined benefit pension plans or nonqualified deferred compensation plans.
Summary Compensation Table

				Stock	Option
			Bonus(1)	Awards($)	Awards(3)	All Other Comp.	TOTAL
Name and Position	Year	Base Salary ($)	($)	(2) (3) (5)	($)	($)(4)	($)
Steve Fredrickson, CEO	2009	$500,000	$600,000	$1,005,979	$0	$12,300	$2,118,279
	2008	$400,000	$440,000	$470,860	$0	$12,300	$1,323,160
	2007	$364,000	$550,000	$714,400	$0	$11,600	$1,640,000

Kevin Stevenson, CFO	2009	$300,000	$400,000	$395,195	$0	$9,800	$1,104,995
	2008	$270,000	$330,000	$289,760	$0	$9,800	$899,560
	2007	$245,000	$375,000	$446,500	$0	$9,600	$1,076,100

Craig Grube, EVP	2009	$270,000	$255,000	$308,988	$0	$12,300	$846,288
	2008	$260,000	$300,000	$126,770	$0	$12,300	$699,070
	2007	$234,000	$400,000	$428,640	$0	$11,600	$1,074,240

Judith Scott, EVP	2009	$245,000	$230,000	$94,268	$0	$12,300	$581,568
	2008	$190,000	$150,000	$68,818	$0	$12,300	$421,118
	2007	$182,000	$148,000	$111,625	$0	$10,070	$451,695

Michael Petit, SVP	2009	$235,000	$500,000	$395,195	$0	$11,800	$1,141,995
	2008	$190,000	$375,000	$253,540	$0	$10,800	$829,340
	2007	$170,000	$390,000	$312,550	$0	$10,100	$882,650

Kent McCammon, SVP	2009	$220,000	$370,000	$359,287	$0	$11,800	$961,087
	2008	$208,000	$380,000	$144,880	$0	$11,800	$744,680
	2007	$92,308	$200,000	$446,500	$0	$205,118	$943,926

(1)	This table reflects for a given year all bonuses earned by the above executives in 2007, 2008 and 2009. The Company typically pays bonuses in January of the year following the year in which the bonus was earned.

(2)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the stock awards granted in 2009, 2008 and 2007. The shares awarded vest either (a) ratably over a five year period, beginning on the first anniversary of the award date or (b) vested immediately on 1/1/2009, as described in footnote 5, or (c) pursuant to the terms of Company’s LTI plans, if stated performance goals are met (see page 28 for a more complete description of the LTI Plans). The actual amount of compensation that will be realized by the named executive at the time a share grant vests, if at all, will depend upon the market price of the Company’s common stock at the vesting date.

(3)	There were no stock options granted in 2007, 2008 or 2009.

(4)	These amounts represent company matching contributions to the recipient’s 401(k) plan up to limits for such plans under federal income tax rules. Except with respect to Mr. Stevenson, these amounts also include matches of charitable contributions pursuant to the Company’s Matching Gift Program, pursuant to which the Company matches up to a maximum of $2,500 of charitable contributions to eligible recipients under Section 501(c)(3) of the Internal Revenue Code.

      (5) Nonvested Retention stock awards granted to certain executives in January 2009 in conjunction with the renewal of their employment agreements were as set forth below. All such awards vested immediately upon their award.

		Grant
		Date	Grant Date
01/01/09 Stock Grants	Shares	Price	Fair Value
Steve Fredrickson, CEO	13,179	$33.84	$445,977
Kevin Stevenson, CFO	5,177	$33.84	$175,190
Craig Grube, EVP	4,048	$33.84	$136,984
Judith Scott, EVP	941	$33.84	$31,843
Michael Petit, SVP	5,177	$33.84	$175,190
Kent McCammon, SVP	4,707	$33.84	$159,285
Grants of Plan-Based Awards. The following table provides information regarding the grants of equity-based compensation awards made to the executives named therein, during the years ended 2009, 2008 and 2007. No stock option awards were granted by the Company in 2009, 2008 and 2007.
Grants of Plan-Based Awards Table

				Estimated Payout Under Equity			Grant Date Fair
				Incentive Plan			Value of Stock
				Threshold	Target		Awards [2]
Name	Award Type [1]	Grant Date	Date Approved	(#)	(#)	Maximum (#)	($)
Steve Fredrickson	2007 LTI Plan	3/30/2007	3/30/2007	0	16,000	32,000	$714,400
	2008 LTI Plan	1/04/2008	1/04/2008	0	13,000	26,000	$470,860
	2009 LTI Plan	1/20/2009	1/20/2009	0	22,481	44,962	$560,002
	2009 Retention Award	1/01/2009	1/01/2009	N/A	N/A	N/A	$445,977

Kevin Stevenson	2007 LTI Plan	3/30/2007	3/30/2007	0	10,000	20,000	$446,500
	2008 LTI Plan	1/04/2008	1/04/2008	0	8,000	16,000	$289,760
	2009 LTI Plan	1/20/2009	1/20/2009	0	8,832	17,664	$220,005
	2009 Retention Award	1/01/2009	1/01/2009	N/A	N/A	N/A	$175,190

Craig Grube	2007 LTI Plan	3/30/2007	3/30/2007	0	9,600	19,200	$428,640
	2008 LTI Plan	1/04/2008	1/04/2008	0	3,500	7,000	$126,770
	2009 LTI Plan	1/20/2009	1/20/2009	0	6,905	13,810	$172,004
	2009 Retention Award	1/01/2009	1/01/2009	N/A	N/A		$136,984

Judith Scott	2007 LTI Plan	3/30/2007	3/30/2007	0	2,500	5,000	$111,625
	2008 LTI Plan	1/04/2008	1/04/2008	0	1,900	3,800	$68,818
	2009 LTI Plan	1/20/2009	1/20/2009	0	2,506	5,012	$62,424
	2009 Retention Award	1/01/2009	1/01/2009	N/A	N/A	N/A	$31,843

Michael Petit	2007 LTI Plan	3/30/2007	3/30/2007	0	7,000	14,000	$312,550
	2008 LTI Plan	1/04/2008	1/04/2008	0	7,000	14,000	$253,540
	2009 LTI Plan	1/20/2009	1/20/2009	0	8,832	17,664	$220,005
	2009 Retention Award	1/01/2009	1/01/2009	N/A	N/A		$175,190

Kent McCammon	2007 LTI Plan	3/30/2007	3/30/2007	0	10,000	20,000	$446,500
	2008 LTI Plan	1/04/2008	1/04/2008	0	4,000	8,000	$144,880
	2009 LTI Plan	1/20/2009	1/20/2009	0	8,029	16,058	$200,002
	2009 Retention Award	1/01/2009	1/01/2009	N/A	N/A	N/A	$159,285

[1]	Except for the nonvested retention stock awards made on 1/1/09, in connection with the renewal of their employment agreements, no equity compensation has been awarded or paid to any of the named executives required to be reported in these columns in the years covered by this table.

[2]	The amounts reported above relate to the nonvested LTI Shares granted to the above executives. The value of the LTI Share awards was determined by multiplying the closing price of the Company’s common stock as of the grant date times the target number of LTI Shares granted. The performance shares will not vest if the performance criteria set forth above are not met. The 2007 LTI Performance Shares did not vest due to missed financial targets; consequently, they had a realized value of $0.
Outstanding Equity Awards at 2009 Fiscal Year End. The following table sets forth certain information concerning equity awards held by the executives named therein, which were outstanding as of December 31,

2009. The market value of shares of stock is determined by multiplying the number of shares by the closing price of the Company’s common stock at the end of the last fiscal year.

				Option Awards
			Number of	Number of
			Securities	Securities			Stock Awards(1)
			Underlying	Underlying			Number of		Market Value of
			Unexercised	Unexercised			Shares or Units		Shares of
			Options (#)	Options (#)	Option Exercise	Option Expiration	of Stock That Have Not		Stock that Have Not
Name	Grant Date		Exercisable	Unexercisable(2)	Price ($)	Date	Vested(3) (4)		vested as of 12/31/09($)
Steve Fredrickson	04/19/2006		—	—	—	—	2,000		$89,700
	3/30/2007	(5)	—	—	—	—	16,000	(6)	$717,600
	1/04/2008	(5)	—	—	—	—	13,000		$583,050
	1/20/2009	(5)	—	—	—	—	22,481		$1,008,273

Kevin Stevenson	04/19/2006		—	—	—	—	2,000		$89,700
	3/30/2007	(5)	—	—	—	—	10,000	(6)	$448,500
	1/04/2008	(5)	—	—	—	—	8,000		$358,800
	1/20/2009	(5)	—	—	—	—	8,832		$396,115

Craig Grube	04/19/2006		—	—	—	—	2,000		$89,700
	3/30/2007	(5)	—	—	—	—	9,600	(6)	$430,560
	1/04/2008	(5)	—	—	—	—	3,500		$156,975
	1/20/2009	(5)	—	—	—	—	6,905		$309,689

Judith Scott	07/28/2005		—	—	—	—	350		$15,698
	04/19/2006		—	—	—	—	600		$26,910
	3/30/2007	(5)	—	—	—	—	2,500	(6)	$112,125
	1/04/2008	(5)	—	—	—	—	1,900		$85,215
	1/20/2009	(5)	—	—	—	—	2,506		$112,394

Michael Petit	07/20/2004		—	—	—	—	200		$8,970
	07/28/2005		—	—	—	—	800		$35,880
	04/19/2006		—	—	—	—	3,000		$134,550
	3/30/2007	(5)	—	—	—	—	7,000	(6)	$313,950
	1/04/2008	(5)	—	—	—	—	7,000		$313,950
	1/20/2009	(5)	—	—	—	—	8,832		$396,115

Kent McCammon	3/30/2007	(5)	—	—	—	—	10,000	(6)	$448,500
	1/04/2008	(5)	—	—	—	—	4,000		$179,400
	1/20/2009	(5)	—	—	—	—	8,029		$360,101

(1)	The LTI Shares will not vest or be awarded if the Company does not achieve its performance targets, as described more fully on page 28. If the targets are met, the number of shares to be received by each executive will increase or decrease depending on actual performance.

(2)	No options were outstanding as of December 31, 2009.

(3)	The shares granted vest either (a) ratably over a stated period, beginning on the first anniversary of the award date or (b) in the case of the LTI share awards, pursuant to the terms of the respective Long Term Incentive Plan, based on the achievement of stated performance goals. (See page 28 for a more complete description of the Long Term Incentive Plans).

(4)	Value is calculated based on the closing price ($44.85) of the Company’s common stock on the NASDAQ Global Stock Market as of 12/31/2009.

(5)	LTI Shares granted, but not vested or awarded.

(6)	The 2007 LTI Shares did not vest, as performance targets were not met. These shares had a realized value of $0.
Option Exercises and Stock Vested. The following table provides information concerning the exercises of stock options and shares acquired on vesting during 2009 on an aggregated basis for each of the executives named therein, and includes the value realized upon exercise or upon vesting.

OPTION AWARDS			STOCK AWARDS
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting(#)	Vesting(1)($)
Steve Fredrickson	18,000	$437,580	14,179	$482,407
Kevin Stevenson	45,000	$991,800	6,177	$211,620
Craig Grube	11,000	$335,420	5,048	$173,414
Judith Scott	1,500	$32,550	1,791	$65,654
Michael Petit	18,000	$300,010	6,777	$236,652
Kent McCammon	0	0	4,707	$159,285

(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the closing market value of the underlying share on the vesting date.
Accounting for Share-Based Compensation
Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 (formerly referred to as “FAS 123R”) requires companies to expense the fair value of employee stock options and other forms of equity compensation. The value of stock awards is determined when it is communicated to the grantee. Since January 1, 2002 the Company has been expensing equity based compensation under FAS 123, “Accounting for Stock-Based Compensation,” and beginning January 1, 2006 under FAS 123R. The Company has not issued any stock options to its employees since its adoption of the Amended and Restated Portfolio Recovery Associates 2002 Stock Option Plan and 2004 Restricted Stock Plan. Management and the Board of Directors are united, as a matter of principle, with respect to the corporate policy of never re-pricing options or resetting performance standards to achieve LTI goals. The Company has never back dated stock options.
Summary of Severance Payments
The Company does not have any plans or programs under which payments to any of the executive officers are triggered by a change of control of the Company. Each employment agreement contains severance provisions providing for payments to the executives’ beneficiaries or to their estates in the event of death, and for severance payments upon the involuntary termination of their employment without Cause (as that term is defined in the Employment Agreements). In the case of a termination for Cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company, and are payable in a lump sum after termination of employment. The Severance Agreements provide executives with certain benefits upon their involuntary termination for reasons other than for their wrongful behavior or misconduct. These provisions provide protection to the Company and to the executive related to terminations of employment that could potentially cause harm to the Company and/or the business units managed by the terminated executive. The following table provides information regarding severance payments that would have been made to executives listed below pursuant to the terms of their employment agreements under various employment scenarios if such termination had occurred as of December 31, 2009. The Summary of Severance Terms and Potential Payments Table that follows this narrative summarizes such payments and benefits. No severance payments were made to any of the Company’s executive officers in 2009. All of the executive officers executed three year employment agreements with the Company, effective January 1, 2009.

SUMMARY OF SEVERANCE TERMS AND POTENTIAL PAYMENTS

	Constructive
	Termination	Termination	Severance	Salary and Bonus	Benefits	Total
Name	Provisions	Conditions (1)	Payment	($)	($)	($)(2)
Steve Fredrickson	Yes	Constructive discharge(3), non-renewal of employment agreement or reasons other than Cause(4), death or disability	Salary and target bonus due under the remaining term of employment agreement (5) and benefits for one year.	$3,460,000	$48,400	$3,508,400

Kevin Stevenson	Yes	Constructive discharge(3), non-renewal of employment agreement or reasons other than Cause(4), death or disability	Salary and target bonus due under the remaining term of employment agreement (5) and benefits for one year.	$2,136,480	$44,914	$2,181,394

Craig Grube	Yes	Constructive discharge(3), non-renewal of employment agreement or reasons other than Cause(4), death or disability	Salary and target bonus due under the remaining term of employment agreement(5) and benefits for one year.	$1,712,832	$32,036	$1,744,868

Kent McCammon	No	Non-renewal of employment agreement or reasons other than Cause(4), death or disability	Salary and target bonus due under the remaining term of employment agreement (5) and benefits for one year.	$1,681,752	$27,889	$1,709,641

Judith Scott	Yes	Constructive discharge(3), non-renewal of employment agreement or reasons other than Cause(4), death or disability	Salary and target bonus due under the remaining term of employment agreement(5) and benefits for one year.	$1,209,792	$19,955	$1,229,747

Michael Petit	No	Non-renewal of employment agreement or reasons other than Cause(4), death or disability	Salary and target bonus due under the remaining term of employment agreement (5) and benefits for one year.	$1,743,576	$32,359	$1,775,935

(1)	In the event of their death or disability, executives or their estates will receive their base salary earned through the month of the date of their death or disability, plus a pro-rata portion of their target bonus for that year.

(2)	While not included in this total, upon termination, each of the executives listed herein would also be paid for all accrued vacation.

(3)	“Constructive Discharge” is defined as the election of the employee to terminate his or her employment due to the removal of employee from, or a failure of employee to continue in his or her current position, any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such position, the relocation of the Company’s principal executive offices to a location more than 50 miles from Norfolk, Virginia, and the employee does not agree to such changes, or the material breach by the Company of the employee’s employment agreement.

(4)	“Cause” is defined as: (A) conviction, or plea of guilty or nolo contendere to, a felony; (B) engaging in willful misconduct that is economically injurious to the Company or its subsidiaries, or the embezzlement of funds or misappropriation of other property of the Company or any subsidiary; (C) material violation of the Company’s written policies and procedures (including gross and continued failure to satisfy written directives or performance material), insubordination; or (D) fraudulent conduct as regards the Company, which results either in personal enrichment to employee or material injury to the Company or its subsidiaries.

(5)	All employment agreements referred to herein are due to expire on December 31, 2011.
Items of Business to Be Acted Upon at the Meeting
PROPOSAL ONE
ELECTION OF DIRECTORS
The Board is classified, and consists of seven members in three classes. Each Director serves a three year term. One class of Directors is elected at each annual meeting of shareholders. The names of three Directors, David Roberts, John Fuller and John Fain, will be placed on the ballot for election to the Board. After a screening process conducted by the Nominating and Corporate Governance Committee and upon the Committee’s recommendation, which followed comprehensive interviews by the Committee and the Board, the Board unanimously appointed Mr. Fain and Mr. Fuller members of the Board of Directors on March 1, 2010. Mr. Fain and Mr. Fuller will be standing for election for the first time. Mr. Roberts serves as Lead Director and chairs the Compensation Committee. He has been determined to be an independent director in accordance with the NASDAQ listing rules. All nominees have consented to be named as nominees for election in this Proxy Statement, and to serve if elected. If elected, they will hold office for three-years, with terms expiring on the date of the 2013 annual meeting, or until their successors are elected and qualified. Proxies will be voted for the election of the above nominees; however, if for any reason either nominee is unable to serve (which is not anticipated), the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate at the Annual Meeting.
Vote Required. Under the Delaware General Corporation Law, an abstaining vote is not deemed a “vote cast” or represented by proxy. As a result, abstentions are not included in the tabulation of the results on the election of Directors, and therefore do not have the effect of votes in opposition. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be counted as present for purposes of determining if a quorum is present, and will be treated as abstentions.
Nominees for Director who receive the affirmative votes of a plurality of the common shares represented and voting in person or by proxy at the Annual Meeting will be elected. However, in an uncontested election, any nominee for election as Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly offer his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it, after determining whether or not the interests of the Company and its shareholders would be best served by accepting or rejecting the candidate’s tendered resignation. Any Director who tenders his or her resignation pursuant to this provision shall not participate in any committee deliberations or Board action regarding whether to accept the resignation offer. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and state the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that the Company’s press releases are typically distributed.
The Board of Directors Recommends a Vote “FOR”
Each of the Nominees Named Above
PROPOSAL TWO
APPROVAL OF THE 2010 STOCK PLAN
An Amendment and Restatement of the Amended and Restated
Portfolio Recovery Associates 2002 Stock Option Plan and 2004 Restricted Stock Plan
The Board believes that in order to attract and retain the services of outstanding executives and other key employees, it is necessary to have the ability and flexibility to provide a comprehensive compensation package which compares favorably with those offered by other companies. The Board desired to have the ability to offer incentives, in the form of cash and equity interest in the Company, to help attract and retain the key employees who make up the Company’s dedicated and highly competent executives. Accordingly, the Board adopted, subject to shareholder approval, the 2010 Stock Plan (the “Stock Plan” which is an amendment and restatement of the 2002 Stock Option Plan and 2004 Restricted Stock Plan (the “Former Plan”). The purpose of the 2010 Stock Plan is to obtain re-approval by the shareholders for purposes of Section 162(m). The 2010 Plan includes an expanded list of performance metrics. The complete text of the Stock Plan is provided in Appendix A, which is being mailed with this Proxy Statement. Under the Former Plan, 2,000,000 shares were made available for issuance to the Company’s employees and Directors. The total shares available and subject to the Stock Plan will not be increased or decreased from that of the Former Plan. If any stock awards granted under the Stock Plan expire or terminate prior to exercise, the shares subject to that portion of the stock award are available for subsequent grants.

The table below reflects the number of shares subject to outstanding awards and the amount available for future issuance. All share awards are in the form of grants of shares of nonvested shares, including LTI Shares.
The table below provides information with respect to the Former Plan, as of December 31, 2009:

		Number of
		Securities to be		Number of Securities
	Number of	Issued Upon	Weighted-average	Remaining Available
	Securities	Exercise of	Exercise Price of	for Future Issuance
	Authorized for	Outstanding Options	Outstanding Options	Under Equity
	Issuance Under the	and Nonvested	and Nonvested	Compensation Plans
Plan Category	Plan	Shares	Shares(1)	(2)
Equity compensation plans approved by security holders	2,000,000	350,821	$0.59	672,570
Equity compensation plans not approved by security holders	None	None	N/A	None
TOTAL	2,000,000	350,821	$0.59	672,570

(1)	Includes grants of nonvested shares, for which there is no exercise price, but with respect to which shares are awarded without cost when the restrictions have been realized. Excluding the impact of the nonvested shares, the weighted average exercise price of outstanding options is $29.41.

(2)	Excludes 976,609 exercised options and vested shares, which are not available for re-issuance.
The Board believes that the Stock Plan is in the best interests of the Company and its shareholders, because it allows the Company to retain and reward its best employees by allowing the Company to award nonvested performance shares of stock to key employees who achieve stated performance metrics and remain employed by the Company during the performance period. The Board expects that these incentives will motivate employees to work harder toward accomplishing the continued growth and profitability of the Company, and will play a major role in retaining and rewarding the high caliber employees essential to the Company’s success. By granting key employees shares of stock, the Company will enhance its ability to adequately compensate its employees, and more closely align their interests with the interests of its shareholders.
Summary of the 2010 Stock Plan
The following is a summary of the terms of the Stock Plan. This summary is qualified in its entirety by reference to the complete text of the Stock Plan, which is attached as Appendix A, which is being mailed with this Proxy Statement. To the extent that there is a conflict between this summary and the Stock Plan, the terms of the Stock Plan will govern.
Purpose. The purpose of the Stock Plan is to promote the success of the Company by facilitating the employment and retention of competent personnel by providing equity-based incentives to executive officers, directors and employees upon whose efforts the success of the Company and its affiliates will depend to a large degree. The Stock Plan provides for new employee and recruitment stock grants, time-based nonvested share grants, stock option grants, performance-based nonvested share grants and Director Compensation stock awards.
Shares Available. Upon approval, the Stock Plan will include up to 2,000,000 shares of Common Stock of the Company, subject to adjustment of such number in the event of future increases or decreases in the number of outstanding shares of Common Stock of the Company effected as a result of stock splits, stock dividends, combinations of shares or similar transactions in which the Company receives no consideration.
Administration. The Stock Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has been given broad powers to administer and interpret the Stock Plan, including the authority to determine performance metrics, select the individuals to be included as participants, individuals to be granted shares and the particular form and conditions of each such award.

Eligibility. All Directors, executive officers and other key employees of the Company or any subsidiary may participate and may be eligible to receive stock grants, including, but not limited to Long-Term Incentive Compensation awards, pursuant to the Stock Plan.
Performance Goals. The Compensation Committee will determine the fiscal year or other performance period that will be used for measuring corporate and individual performance (each a “Performance Period”). The Compensation Committee will establish for each Performance Period (a) the performance goals based on business and financial criteria and (b) a formula for calculating a participant’s stock award based on actual performance compared to the pre-established performance goals. Performance goals will be based on one or more of the following business and financial criteria: Revenue; revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Company’s Common Stock; or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, operating margin; gross margin, year-end cash; cash margin; debt reduction; shareholders equity; operating efficiencies; market share; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents); strategic partnerships or transactions; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); implementation, completion or attainment of measurable objectives with respect to acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.
Amendment. The Board of Directors may, from time to time, suspend or discontinue the Stock Plan or revise or amend it in any respect; provided, (i) no such revision or amendment may impair the terms and conditions of any outstanding award to the material detriment of the participant without the consent of the participant except as authorized in the event of merger, consolidation or liquidation of the Company, (ii) the Stock Plan may not be amended in any manner that will (a) materially increase the number of shares subject to the Stock Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (b) change the designation of the class of employees eligible to receive awards; or (c) materially increase the benefits accruing to participants under the Stock Plan without the approval of the shareholders, to the extent such approval is required by applicable law or regulation.
Plan Benefits. No awards have been made under the 2010 Stock Plan to date. Because future grants are subject to the discretion of the Committee, the future benefits that may be received by any individuals or groups under the Stock Plan cannot be determined at this time.
Tax Consequences. Nonvested shares are taxable as of the vesting date. A participant who, within 30 days after receiving nonvested shares, makes an election under Section 83(b) of the Code, will recognize ordinary income on the date of issuance of the stock equal to the fair market value of the shares on that date. If a Section 83(b) election is made, the holding period for the shares will commence on the day after the shares are received and no additional taxable income will be recognized by the participant at the time the shares vest. However, if shares subject to a Section 83(b) election are forfeited, no tax deduction is allowable to the participant for the forfeited shares. Taxes will be withheld from the participant on the amount of ordinary income recognized by the participant. The Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes income.
Vote Required. Approval of the adoption of the 2010 Stock Plan requires the affirmative vote of a majority of votes cast in person or represented by proxy. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions. Under the Delaware General Corporation Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the adoption of the 2010 Stock Plan. No awards will be payable under the 2010 Stock Plan for the 2010 fiscal year or thereafter if the Plan is not approved by shareholders.
The Board of Directors Recommends a Vote “FOR”
The Approval of the 2010 Stock Plan
PROPOSAL THREE
APPROVAL OF THE ANNUAL BONUS PLAN
The shareholders are being asked to approve the Annual Bonus Plan which was approved by the Board of Directors on March 19, 2010. The Annual Bonus Plan (the “Bonus Plan”) is designed so that the awards made in accordance with it will satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 162(m) of the Code, as discussed below, the Company may not be able deduct for federal income tax purposes the compensation paid to the CEO or any of the next three most highly compensated executive officers (other than the CFO) to the extent that it exceeds $1,000,000 in any year. Compensation in excess of $1,000,000 may be deducted if it qualifies as “performance-based compensation” under Section 162(m) of the Code.
One of the requirements for compensation to be treated as “performance-based compensation” is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. For purposes of Code Section 162(m) the material terms are (i) the employees eligible to receive compensation, (ii) a description of the criteria on which the performance goal will be based and (iii) the maximum amount of compensation that can be paid to an employee under the Bonus Plan. Shareholder approval of the Annual Bonus Plan is intended to constitute approval of each of the material terms, which are discussed below. The following summary of the principal features of the Bonus Plan is qualified in its entirety by reference to the full text of the Bonus Plan, in Appendix B, which is being mailed with this Proxy Statement.
Summary of the Annual Bonus Plan
Administration and Amount of Awards. The Compensation Committee of the Board of Directors (or a subcommittee thereof) will administer the Bonus Plan. The Compensation Committee (or subcommittee) consists solely of two or more directors of the Company who qualify as “outside directors” under Section 162(m) of the Code. The Compensation Committee will interpret and determine all questions relating to the Bonus Plan and take any action it deems necessary or advisable for its proper administration. All decisions of the Compensation Committee shall be final, conclusive and binding on the Company, Bonus Plan participants and any person who claims a benefit or right to an award under the Bonus Plan. Subject to the terms of the Bonus Plan, the Compensation Committee has the sole discretion to determine the amounts, terms and conditions of each award. The maximum amount payable to a participant under an award under the Bonus Plan in any 12-month period is $2,000,000.
Eligibility. The Company’s CEO and any other executive officer of the Company or of any affiliate may be selected by the Compensation Committee to receive an award under the Bonus Plan for any year. The selection must occur within 90 days after the beginning of the Performance Period (as defined below) or, if the Performance Period is less than 12 months, prior to the expiration of 25% of the Performance Period.
Performance Goals. Under the Bonus Plan, the Compensation Committee will determine the fiscal year or other performance period that will be used for measuring actual performance (each a “Performance Period”). The Compensation Committee will establish for each Performance Period (a) the performance goals based on business and financial criteria and (b) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. The actions of the Compensation Committee described in the prior two sentences must take place within 90 days after the beginning of the Performance Period (or, if the Performance Period is less than 12 months, prior to the expiration of 25% of the Performance Period). Performance goals will be based on one or more of the following business and financial criteria: Revenue; revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Company’s Common Stock; or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, operating margin; gross margin, year-end cash; cash margin; debt reduction; shareholders equity; operating efficiencies; market share; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents); strategic partnerships or transactions; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); implementation, completion or attainment of measurable objectives with respect to acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.
The performance goals may be based solely by reference to the Company’s performance or the performance of one or more affiliates, divisions, business segments or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Compensation Committee may also exclude under the terms of the performance awards, the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.
At the end of each Performance Period, the Compensation Committee will determine the extent to which the performance goals for participants were achieved. The Compensation Committee will determine the actual award (if any) for each participant based on the level of actual performance achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. The Committee may not waive achievement of performance goals, except in the case of death or disability. Awards under the Bonus Plan will be payable in cash unless the Committee in its discretion decides to make payment in the form of a stock-based award to the extent permissible under the Company’s 2010 Stock Plan.
Amendment and Termination of the Annual Bonus Plan. The Board of Directors may amend or terminate the Bonus Plan at any time. In order to maintain the plan’s qualification under Section 162(m), material amendments of the Bonus Plan must be approved by the Company’s shareholders. No amendment or termination may impair the rights of a participant under the terms of an award previously made to the participant without the participant’s consent.
Federal Income Tax Consequences. Participants will realize ordinary income equal to the amount of any cash award paid to them in the year it is received. A stock-based award made under the stockholder approved 2010 Stock Plan may have different tax consequences depending on the type of award. Generally, the Company will be entitled to a deduction for the amount of ordinary income realized by each participant. However, if an award under the Annual Bonus Plan to a participant, who is subject to the deduction limitation under Section 162(m) of the Code, fails to qualify as “performance-based compensation” under the requirements of Section 162(m) of the Code, the Company’s compensation deduction with respect to such participant shall be limited to $1 million, including all other amounts paid to such participant in such year which also do not qualify as performance-based compensation.
Vote Required. Approval of the adoption of the Annual Bonus Plan requires the affirmative vote of a majority of votes cast in person or represented by proxy. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions. Under the Delaware General Corporation Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the adoption of the Annual Bonus Plan. No awards will be payable under the Annual Bonus Plan for the 2010 fiscal year or thereafter if the Plan is not approved by shareholders.
A copy of the complete text of the Bonus Plan is attached in Appendix B, which is being mailed with this Proxy Statement.
The Board of Directors Recommends a Vote “FOR”
The Approval of the Annual Bonus Plan
PROPOSAL FOUR
APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Upon the recommendation of the Audit Committee, the Board has appointed KPMG LLP as the Independent Registered Public Accounting Firm for the Company, to audit its consolidated financial statements for the year ending December 31, 2010, and to audit the effectiveness of its internal control over financial reporting as of December 31, 2010. Even if the selection of KPMG LLP is ratified by the shareholders, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required. A majority of votes cast in person or represented by proxy will constitute ratification of the appointment of KPMG LLP. Broker non-votes (i.e., where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions. Under the Delaware General Corporation Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the ratification of the appointment of KPMG LLP.
The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2010.
2011 Shareholder Proposals, Director Nominations and Other Matters
A shareholder proposal may be considered for inclusion in the Company’s proxy statement for the 2011 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”). A shareholder wishing to nominate a Director candidate must be an owner of the Company’s stock who meets the eligibility standards under Rule 14a-8 for submitting such a proposal, must have owned the Company’s common stock for at least one year, must continue to own the stock through the date of the 2011 annual meeting and must attend the 2011 annual meeting in person. The Company’s By-laws and Certificate of Incorporation provide that any shareholder of record entitled to vote at an annual meeting who intends to make a nomination for Director must notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting. The notice must meet other requirements contained in the Company’s By-laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.portfoliorecovery.com. Copies of such documents can also be obtained from the Corporate Secretary at the address set forth herein, or from the SEC. All shareholder proposals must be received at the Company’s headquarters on or before

December 24, 2010. Any proposals submitted thereafter will be opposed as not having been timely filed. The Nominating and Corporate Governance Committee will consider any qualified nominees for Board membership timely submitted by shareholders. The candidate’s name and a detailed background of the candidate’s qualifications must be sent to the attention of the Corporate Secretary, and should include the candidate’s principal occupations or employment held over the past five years, and a written statement from the candidate indicating his or her willingness to serve if elected. Generally, candidates for the position of director must be highly qualified and should have broad training and experience in their chosen fields. They should also represent the interests of all shareholders and not those of any special interest group.
The Nominating and Corporate Governance Committee will evaluate any shareholder recommendations. If after reviewing the materials submitted by shareholders concerning a candidate, the Nominating and Corporate Governance Committee believes that the candidate merits additional consideration, an interview of the candidate will be conducted and appropriate reference checks will be obtained. The Nominating and Corporate Governance Committee will determine whether to recommend to the Board that the candidate’s name be placed on the ballot at the next annual meeting, based upon the candidate’s skills, ability, perceived commitment, ability to devote sufficient time to carry out the duties and responsibilities of a director, the candidate’s relevant experience in relation to the capabilities already present on the Board, and such other factors as the Nominating and Corporate Governance Committee may deem to be in the best interests of the Company and its shareholders.
The Company did not receive any recommendations from shareholders of potential director candidates for consideration at the 2010 Annual Meeting.
As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting except items incident to the conduct of the Annual Meeting. The Company has not received notice from any shareholder of intent to present a proposal at the Annual Meeting. The enclosed Proxy Card will confer discretionary authority with respect to matters which are not presently known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named on the Proxy Card to vote such Proxy Card with respect to such matters in accordance with their best judgment.
Additional Information
There are a number of other sources for additional information about the Company. The Company files quarterly and annual reports, proxy statements and other information with the SEC, much of which can be accessed through the SEC’s Web site (http://www.sec.gov), or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room. The Company’s Web site, at http://www.portfoliorecovery.com, also provides additional information about the Company, including documents that have been filed with the SEC. Printable versions of committee charters and other governance documents can be found on the Corporate Governance section of the Company’s Web site, which can be found at http://phx.corporate-ir.net/phoenix.zhtml?c=135456&p=IROL-govHighlights. Please note that the information contained on the Web site does not constitute a part of this Proxy Statement.
Costs of Solicitation. The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, the notice regarding the Internet availability of proxy materials and any additional solicitation materials sent by the Company to shareholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding the proxy materials to such beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, personally or by telephone.
Annual Report. A copy of this Proxy Statement, the Company’s 2009 Annual Report to Shareholders, its audited financial statements, together with other related information, are available on the internet and are being mailed to shareholders who requested printed versions. Additionally, these materials and the

Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, and all financial statements or schedules required to be filed with the SEC pursuant to Rule 13a-1 may be obtained from the Investor Relations page of our web site at www.portfoliorecovery.com, or by contacting the Company’s investor relations liaison at the Company’s headquarters, at 120 Corporate Blvd., Norfolk, VA 23502. A copy of the Company’s Annual Report on Form 10-K, and other periodic filings also may be obtained from the SEC’s EDGAR database at www.sec.gov.
Electronic Delivery of Proxy Materials and Annual Report. Instead of receiving paper copies of Proxy Statements and Annual Reports in the mail, shareholders may elect to access their proxy materials online at http://www.cstproxy.com/portfoliorecovery/2010. The Company encourages all shareholders to make the election to obtain their proxy materials online in order to save the Company the cost of producing and mailing these documents, reduce the amount of shareholder mail and help preserve environmental resources.

This Proxy Statement is dated as of April 23, 2010. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement. The furnishing of this Proxy Statement to shareholders shall not create any implication to the contrary.
By the Order of the Board of Directors.
Judith S. Scott

Secretary
Norfolk, Virginia

APPENDIX A
PORTFOLIO RECOVERY ASSOCIATES
2010 STOCK PLAN
1. PURPOSE
     This Portfolio Recovery Associates 2010 Stock Plan constitutes a further amendment and restatement of the Amended and Restated Portfolio Recovery Associates 2002 Stock Option Plan and 2004 Restricted Stock Plan, and shall be referred to hereafter as the “Plan.” The purposes of the Plan are to encourage selected employees, key consultants and directors of Portfolio Recovery Associates, Inc., a Delaware corporation (together with any successor thereto, the “Company”), or any present or future Subsidiary (as defined below) of the Company to acquire a proprietary interest in the growth and performance of the Company, to enhance the ability of the Company to attract, retain and reward qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend and to motivate such individuals to contribute to the achievement of the Company’s business objectives and to align the interest of such individuals with the longer term interests of the Company’s stockholders.
2. DEFINITIONS
       As used in the Plan, the following terms shall have the meanings set forth below:
(a)	“Award” shall mean a grant of Options, Restricted (nonvested) Shares, and/or Deferred Stock to a Participant.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company (the “Board”). The Committee shall consist of two or more members of the Board, not less than two (2) of whom shall be both an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Rule 16b-3, as from time to time amended (“Rule 16b-3”), promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)	“Fair Market Value” shall mean, with respect to Shares or other securities, the fair market value of the Shares or other securities determined by such methods or procedures as shall be established from time to time by the Committee in good faith or in accordance with applicable law. Unless otherwise determined by the Committee, the Fair Market Value of Shares shall mean (i) the closing price per Share of the Shares on the principal national securities exchange on which the Shares are then trading, if any, on such date, or, if the Shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if the Shares are not traded on a national securities exchange but are quoted on an inter-dealer quotation system, (1) the last sales price (if the Shares are then quoted on an inter-dealer quotation system) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Shares on such date as reported by such quotation system; or (iii) if the Shares are not publicly traded on a national securities exchange and not quoted on an inter-dealer quotation system, the fair market value for the Shares on such date as determined in good faith by the Committee.

(f)	“Incentive Stock Option” shall mean an option granted under the Plan that is designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(g)	“Independent Director” shall mean each member of the Board who meets the test for an “independent” director as promulgated by the Securities and Exchange Commission and the stock exchange or quotation system on which the Shares are then listed or quoted.

(h)	“Key Employee” shall mean any officer, director or other employee who is a regular full-time employee of the Company or its present and future Subsidiaries, so designated by the Committee.

(i)	“Non-Qualified Stock Option” shall mean an Option granted under the Plan that is not designated as an Incentive Stock Option.

(j)	“Non-Employee Restricted Shares” shall mean nonvested Shares of the Common Stock of the Company which are available under the Plan for award to any person who on the date of Grant is a member of the Board of Directors of the Company and is not an employee of the Company or of any Subsidiary of the Company, as defined in Code Section 424(f).

(k)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(l)	“Option Agreement” or “Restricted Stock Agreement “shall mean a written agreement, contract or other instrument or document evidencing an Option or Restricted Share, respectively, granted under the Plan, and shall specify the Date of the Grant, the Price for Grants of Options, vesting provisions and any restrictions with respect to Grants of Restricted Shares.

(m)	“Participant” shall mean a Key Employee, key consultant (as determined by the Committee) or non-employee Director who has been granted Restricted Shares under the Plan.

(n)	“Performance Based Restricted Shares” shall mean nonvested Shares awarded to Participants as an incentive to achieve certain performance goals.

(o)	“Time Based Restricted Shares” shall mean nonvested Shares awarded to Participants as an incentive to become employed or remain employed by the Company for a specified period of time.

(p)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(q)	“Restricted Share” shall mean a share of nonvested Common Stock, restricted as to transferability or sale for such time, and/or under such conditions, as the Committee shall determine, awarded to a Participant pursuant to Section 3, and subject to the terms and restrictions set forth in a Restricted Stock Agreement, upon the award of the Restricted Share to the Participant.

(r)	“Restricted Stock Agreement” shall mean a written agreement, contract or other instrument or document evidencing a Restricted Share granted under the Plan.

(s)	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereto.

(t)	“Shares” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Options or Restricted Shares pursuant to the Plan.

(u)	“Subsidiary” shall have the meaning ascribed thereto in Code Section 424(f).

(v)	“Ten Percent Stockholder” shall mean a Person, who together with his or her spouse, children and trusts and custodial accounts for their benefit, immediately at the time of the grant of an Option and assuming its immediate exercise, would beneficially own, within the meaning of Section 424(d) of the Code, Shares possessing more than ten percent (10%) of the total combined voting power of all of the outstanding capital stock of the Company or any Subsidiary of the Company.
3. ADMINISTRATION
(a)	Generally. The Plan shall be administered by the Committee or its designees. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Option or Restricted Share shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Participant, any holder or beneficiary of any Option or Restricted Share, any stockholder of the Company and any employee of the Company.

(b)	Powers. Subject to the terms of the Plan and applicable law and except as provided in Section 7 hereof, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Options to be granted to each Participant under the Plan, (iii) make awards of nonvested Shares (“Restricted Share Awards”, and sometimes collectively with the grant of Options, “Grants”); (iv) determine the number of Shares to be awarded; (v) determine the terms and conditions of any Grant; (vi) determine whether, to what extent, and under what circumstances Options may be settled or exercised in cash, Shares, other Options, or other property, or canceled, forfeited, or suspended, and the method or methods by which Options or Grants may be settled, exercised, canceled, forfeited, or suspended; (vii) interpret and administer the Plan and any instruments or agreements relating to Grants made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents or entities such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee shall have the authority in its discretion to delegate powers to specified officers of the Company, consistent with the terms of this Plan and subject to such restrictions, if any, as the Committee may specify when making such delegation.
4. SHARES AVAILABLE FOR OPTIONS AND RESTRICTED SHARES
(a)	Shares Available. Subject to adjustment as provided herein:
(i)	Limitation on Number of Shares. The total aggregate number of Options and Restricted Shares that may be issued under the Plan are limited such that the maximum aggregate number of Shares which may be issued pursuant to, or by reason of, Grants of Options or Restricted Shares is 2,000,000. Further, no Participant shall be granted more than 200,000 Restricted Shares, or granted Options to purchase more than 200,000 Shares, or granted any combination of Options and Restricted Shares, which taken together would total more than 200,000 in any one fiscal year; provided, however, that the Committee may adopt procedures for the counting of Shares relating to any grant of Options or Restricted Shares to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Grant. To the extent that an Option or Restricted Share granted ceases to remain outstanding by reason of termination of rights granted thereunder, forfeiture or otherwise, the Restricted Shares or Shares subject to such Option shall again become available for award under the Plan.

(ii)	Sources of Shares. Any Shares delivered pursuant to an Option or Restricted Share award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
(b)	Adjustments. In the event that the Committee shall determine that any change in corporate capitalization, such as a dividend or other distribution of Shares, or a corporate transaction, such as a merger, consolidation, reorganization or partial or complete liquidation of the Company or other similar corporate transaction or event, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, adjust any or all of (x) the number and type of Shares which thereafter may be made the subject of Grants of Restricted Shares or Options, (y) the number and type of Shares subject to outstanding Options, and (z) the grant, purchase, or exercise price with respect to any Option or Restricted Share, the purchase, or exercise price with respect to any Option, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding Option or Restricted Share; provided, however, in each case, that (i) with respect to Incentive Stock Options no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422 of the Code or any successor provision thereto; (ii) such adjustment shall be made in such manner as not to adversely affect the status of any Option or Grant of Restricted Shares as “performance-based compensation” under Section 162(m) of the Code; and (iii) the number of Shares subject to any Option denominated in Shares shall always be a whole number. Any determinations made by the Committee pursuant to this provision shall be conclusive.

(c)	Limits on Transfers. Subject to Code Section 422, no Options or Restricted Shares, and no rights thereto, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution, and any such Options, and all rights under any such Options shall be exercisable during the Participant’s lifetime, only by the Participant or, if permissible under applicable law (including Code Section 422, in the case of an Incentive Stock Option), by the Participant’s guardian or legal representative. No Options or Restricted Shares, and no rights under any such Options or Restricted Shares, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Non-Qualified Stock Options or Restricted Shares may be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. Any beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Option Agreement or Restricted Share Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

(d)	Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Option granted or from any Restricted Share Award any payment relating to an Option or Restricted Share under the Plan, any amounts of federal, state or local withholding and other taxes due in connection with any transaction involving the grant of an Option or Restricted Share, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Option or Restricted Share. This authority shall include authority to withhold or receive Shares (which shall be valued at the fair market value on the date of payment) or other property, and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(e)	Regulatory Requirements. There is no obligation under the Plan that any Participant be advised by the Committee of the existence of the tax or the amount required to be withheld. Notwithstanding any other provision of this Plan, the Committee may impose conditions on payment of any other obligations as may be required to satisfy applicable regulatory requirements, including without limitation, any applicable requirements of the Exchange Act.
5. ELIGIBILITY
     In determining the employees who may be considered “Key Employees,” Persons to whom Options or Restricted Shares shall be granted and the number of Restricted Shares or Options to be granted, the Committee shall take into account the nature of the Person’s duties, such Person’s present and potential contributions to the success of the Company and such other factors as it shall deem relevant in connection with accomplishing the purposes of the Plan. A Key Employee who has been granted Options or Restricted Shares under the Plan may be granted additional Options or Restricted Shares, subject to such limitations as may be imposed by the Code on the grant of Incentive Stock Options. Notwithstanding anything herein to the Contrary, no Participant shall have any right or entitlement to continued employment for any period, or to receive any Options or Restricted Shares. Incentive Stock Options and Restricted Shares constituting performance based compensation within the meaning of Section 162(m) of the Code) may be granted only to Key Employees of the Company or of any Subsidiary of the Company.
6. OPTIONS
     The Committee is hereby authorized to grant Options to Participants upon the following terms and the conditions (except to the extent otherwise provided in Section 7) and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)	Exercise Price. The exercise price per Share purchasable under Options shall be determined by the Committee at the time the Option is granted but generally shall not be less than the Fair Market Value of the Shares covered thereby at the time the Option is granted.

(b)	Option Term. The term of each Non-Qualified Stock Option shall be fixed by the Committee but generally shall not exceed ten (10) years from the date of grant.

(c)	Time and Method of Exercise. The Committee shall determine the time or times at which the right to exercise an Option may vest, and the method or methods by which, and the form or forms in which, payment of the option price with respect to exercises of such Option may be made or deemed to have been made (including, without limitation, (i) cash, Shares, outstanding Options or other consideration, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant option price and (ii) a broker-assisted cashless exercise program established by the Committee), provided in each case that such methods avoid “short-swing” profits to the Participant under Section 16(b) of the Securities Exchange Act of 1934, as amended. The payment of the exercise price of an Option may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.

(d)	Incentive Stock Options. All terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder including that, (i)(A) in the case of a grant to a Person that is not a Ten Percent Stockholder the purchase price per Share purchasable under Incentive Stock Options shall not be less than the Fair Market Value of a Share on the date of grant and (B) in the case of a grant to a Ten Percent Stockholder the purchase price per Share purchasable under Incentive Stock Options shall not be less than 110% of the Fair Market Value of a Share on the date of grant and (ii) the term of each Incentive Stock Option shall be fixed by the Committee but shall in no event be more than ten (10) years from the date of grant, or in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years from the date of grant.

7. RESTRICTED SHARES
     The Committee is hereby authorized to grant Awards of nonvested Restricted Shares, including Performance-Based or Time-Based Restricted Shares and Non-employee Director Restricted Shares to Participants upon the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. Each Restricted Share Award under the Plan shall be held in electronic form in the name of the Participant or evidenced by a stock certificate of the Company, registered in the name of the Participant. All such Awards shall also be evidenced by a Restricted Stock Agreement in such form as the Committee shall prescribe from time to time. The Restricted Share Awards shall comply with the following terms and conditions and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish.
(a)	Stock Legends; Prohibition on Disposition. Certificates for Shares of Restricted Shares may bear an appropriate legend, if appropriate, referring to any restrictions to which they may be subject. If such Certificates bear a restricted legend, any attempt to dispose of any Shares in contravention of such restrictions shall be null and void and without effect. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Shares shall lapse, and such Shares may be delivered, free of all such restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be.

(b)	Termination of Service and Forfeiture. In the case of Participants who are employees of the Company or any of its Subsidiaries, the Committee shall determine the extent to which the restrictions on any Restricted Share Award shall lapse upon the termination of the employee Participant’s service to the Company and its Subsidiaries, due to death, disability, retirement or for any other reason. Except as otherwise determined by the Compensation Committee, upon termination of employment for any reason whatsoever, during the restriction period, any portion of a Restricted Share Award which has not vested shall be forfeited by the Participant and reacquired by the Company, in which case, the Participant, shall forthwith deliver to the Secretary of the Company such instruments of transfer, if any, as may reasonably be requested or required to transfer the Shares back to the Company.

(c)	Effect of Attempted Transfer. No interest in any Restricted Share Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void. No such interest in any Restricted Share Award shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or beneficiary. If any Participant or beneficiary shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under or interest in any Restricted Share Award, then the Committee, in its discretion, may hold, or may apply such benefit or interest or any part thereof to or for the benefit of such Participant, beneficiary, spouse, children, blood relatives or other dependents, or any of them, in any such manner and such proportions as the Committee may consider proper.

(d)	Rights as a Stockholder. Unless the Board otherwise provides, holders of unvested Restricted Shares shall have no rights as shareholders of the Company. A Participant shall not be entitled to delivery of a stock certificate until the Shares vest, any applicable restricted period shall have lapsed, and the Participant has paid the $.01 per Share par value of the Shares awarded. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any stock split, stock dividend, combination of Shares or other similar transaction shall be subject to any applicable restrictions in the original Award.

(e)	Performance-Based Restricted Shares. Awards of Performance-Based Restricted Shares are intended to qualify as performance-based for the purposes of Section 162(m) of the Code. The Committee shall provide that the Restricted Period applicable to such Restricted Shares shall lapse if certain performance goals are not attained within pre-established time frames.

Performance goals may be based on one or more of the following criteria: revenue; revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; operating margin; gross margin; year-end cash; cash margin; debt reduction; shareholders equity; operating efficiencies; market share; employee satisfaction; strategic partnerships or transactions; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); implementation, completion or attainment of measurable objectives with respect to research, development, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.
          The performance goals may be based solely by reference to the Company’s performance and/or the performance of a particular Subsidiary or operating unit, or based upon the relative performance of other companies or upon comparisons of any of the performance goal criteria relative to other companies. The Committee may also exclude under the term of the potential Cash Bonuses, the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges, (ii) an event either not directly related to the Company’s operations or not within the reasonable control of Company management or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles .
          Following the conclusion of each performance period, the Committee will determine the extent to which the performance goals for the Recipients were achieved. The Committee will determine the actual award (if any) for each Recipient based on the level of actual performance achieved.
8. RESTRICTED SHARES AWARDED TO NON-EMPLOYEE DIRECTORS
Each non-employee Director who was not a member of the Board as of the date of the approval of the Plan by the Company’s shareholders shall be granted 2,000 Restricted Shares at the time such Independent Director joins the Board. Any such Grant shall be subject to the terms of a Restricted Share Agreement, which shall provide that such Shares shall vest over a period of five years, in equal annual installments, beginning on the first anniversary date of the Grant. Thereafter, non-employee Directors shall be entitled to receive 1,000 Restricted Shares annually, beginning on the day of the Annual Meeting of Shareholders following the first anniversary date of their appointment to the Board. Any such Grant shall be subject to the terms of a Restricted Stock Agreement, which shall provide that such Shares shall vest in one year. Each non-Employee Director who was a member of the Board prior to the approval of the Plan shall automatically be granted 1,000 Restricted Shares annually, beginning on June 4, 2010 and 1,000 Restricted Shares each year thereafter, at the Annual Meeting of Shareholders. Such Shares shall be subject to the terms of a Restricted Stock Agreement, which shall provide that such Shares shall vest in one year. All such Grants, shall be made exclusively to Directors of the Company who are not employees of the Company or any of its Subsidiaries. The Committee may impose such additional restrictions and conditions on any Award to non-employee Directors as the Committee deems appropriate, and may waive any such additional restrictions and conditions applicable to such Shares. Grants of Restricted Shares shall have their restrictions accelerated (a) three months after the date a non-employee Director ceases to serve as a Director of the Company due to physical or mental disability, (b) in the event of a non-employee Director’s death, or (c) in event a non- employee Director reaches the age of seventy-five, having served on the Board for not less than five consecutive years. In such event, the Shares related to such Grant shall be delivered to the Director or, in the event of death, to such Director’s beneficiary as soon as administratively feasible after such event.

9. AMENDMENT AND TERMINATION
             Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Option or Restricted Stock Agreement or in the Plan:
(a)	Amendments to the Plan. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, but no amendment shall be effective without the approval of the stockholders of the Company if such approval would be required under Sections 162(m) or 422 of the Code, Rule 16b-3, by any other law or rule of any governmental authority, the NASDAQ Stock Exchange, or other self-regulatory organization to which the Company may then be subject. Except as may be otherwise provided herein, neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of such Option or Restricted Share, alter or impair any rights or obligations theretofore granted.

(b)	Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option or grant of Restricted Shares in the manner and to the extent it shall deem desirable to carry the Plan into effect.
10. GENERAL PROVISIONS
(a)	No Rights to Awards. No Key Employee shall have any claim to be granted any Restricted Shares or Option under the Plan, and there is no obligation for uniformity of treatment of Key Employees or holders or beneficiaries of Options or Restricted Shares under the Plan. The terms and conditions of Options or Restricted Shares need not be the same with respect to each Participant. If any Shares subject to an Option Grant or Restricted Share Award are forfeited, canceled, exchanged or surrendered or if a Grant otherwise terminates or expires without a distribution of Shares to the Participant, the shares of Common Stock with respect to such Grant shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Grants under the Plan.

(b)	No Right to Employment. The grant of an Option or of Restricted Shares shall not be construed as giving a Participant the right to be retained in the employ of the Company. Further, the Company may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Option Agreement or Restricted Share Agreement. In the event of termination of employment and termination or loss of rights to Shares granted hereunder, by forfeiture or otherwise, any such Shares shall again become available for award under the Plan.

(c)	Governing Law and Legality. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law. Any issuance or transfer of Options and Shares pursuant to this Plan are subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or government agency which may be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Grants may be made under this Plan and no Options or Shares shall be issued by the Company until in any such case all legal requirements applicable to the issuance have been complied with. In connection with any Option or Restricted Share issuance or transfer, the person acquiring the Shares or Option shall, if requested by the Company, give assurance to the Company with respect to such matters as may be necessary to assure compliance with all applicable legal requirements.

(d)	Severability. If any provision of the Plan or any Option or Restricted Share Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or any Option or Restricted Stock Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be deemed void, stricken and the remainder of the Plan and any such Option or Restricted Stock Agreement shall remain in full force and effect.
(e)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Option or Restricted Share, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(f)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision hereof.
11. EFFECTIVE DATE OF THE PLAN
          The Plan originally became effective as of November 4, 2002. The Plan as amended hereby, will become effective upon the adoption thereof by the affirmative vote of a majority of stockholders of the Company, present in person or represented by proxy, and entitled to vote thereon at the Company’s 2010 Annual Meeting of Stockholders, or any adjournment or postponement thereof.

APPENDIX B
PORTFOLIO RECOVERY ASSOCIATES, INC.
ANNUAL BONUS PLAN
          Portfolio Recovery Associates, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following Annual Bonus Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
1. PURPOSES OF THE PLAN
          The purposes of the Plan are to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers of the Company and its Affiliates who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.
2. DEFINITIONS
          2.1. “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.
          2.2. “Award” shall mean any amount granted to a Participant under the Plan.
          2.3. “Board” shall mean the board of directors of the Company.
          2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
          2.5. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.
          2.6. “Disability” means any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company and its Affiliates.
          2.7. “Participant” shall have the meaning set forth in Section 4.1.
          2.8. “Performance Criteria” shall mean revenue; revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; employee satisfaction); regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents; strategic partnerships or transactions; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

          2.9. “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish.
3. ELIGIBILITY AND ADMINISTRATION
          3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other officer of the Company or an Affiliate selected by the Committee to participate in the Plan (each, a “Participant”).
          3.2. Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) determine the performance goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period; (v) determine whether payment of Awards may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
          (b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.
          (c) To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.
4. AWARDS
          4.1. Performance Period; Performance Goals. (a) Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing designate (x) one or more Performance Periods, (y) the Participants for each Performance Period and (z) the performance goals for determining the Award for each Participant for each Performance Period based on attainment of specified levels of one or any combination of the Performance Criteria. Within such time period the Committee shall also specify the exclusion for charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles.
          (b) If a person becomes eligible to participate in the Plan after the Committee has made its initial designation of Participants, such individual may become a Participant if so designated in writing by the Committee. The performance goals designated by the Committee may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Such performance goals shall otherwise comply with the requirements of Section 162(m) of the Code and the regulations thereunder.
          4.2. Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Award for each Participant for such Performance Period.
          4.3. Payment of Awards. The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the performance goals for the Performance Period as determined in accordance with Section 4.1. The Committee may not waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant, or a change in control of the Company. The actual amount of the Award determined by the Committee for a Performance Period shall be paid in the Committee’s discretion in cash or, to the extent permissible under a shareholder approved stock plan of the Company, stock-based awards under such plan. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends, unless payment is deferred pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.
          4.4. Changes in Employment. If a person becomes a Participant during a Performance Period as specified in Section 4.1(b), if a person who otherwise would have been a Participant dies, retires or incurs a Disability, or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period.
          4.5. Maximum Award. The maximum dollar value of an Award payable to any Participant in any 12-month period is $2,000,000.
5. MISCELLANEOUS
          5.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, or by the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading). No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.
          5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.
          5.3. Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.
          5.4. Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.
          5.5. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.
          5.6. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
          5.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
          5.8. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          5.9. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
          5.10. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.
          5.11. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.
          5.12. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 4, 2010. This proxy statement and our 2009 Annual Report to Stockholders are available at http://www.cstproxy.com/portfoliorecovery/2010 ? FOLD AND DETACH HERE AND READ THE REVERSE SIDE ? The Board of Directors recommends a vote FOR the election of the directors The Board of Directors recommends a vote Please mark listed below. FOR proposals 2, 3 and 4. your votes X like this FOR all WITHHOLD AUTHORITY 1. Election of Directors Nominees listed to vote for the FOR AGAINST ABSTAIN to the left nominees listed 3. Adopt the Company’s Annual Bonus Plan; NOMINEES: (01) David Roberts (02) John Fuller (03) John Fain 4. Ratification of the appointment of KPMG LLP FOR AGAINST ABSTAIN (Instruction: To withhold authority to vote for any individual nominee, as the Company’s Independent Registered strike a line through that nominee’s name in the list above) Public Accounting Firm for the year ending FOR AGAINST ABSTAIN December 31, 2010; and 2 . Adopt the Company’s 2010 Stock Plan; 5. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof. When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING I plan to attend the Annual Meeting in person COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2010 Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. By signing this proxy card, you acknowledge receipt of the Proxy Statement and the Notice of Annual Meeting of Stockholders to be held on June 4, 2010.

THIS ADMISSION TICKET IS REQUIRED FOR ADMITTANCE TO THE PORTFOLIO RECOVERY ASSOCIATES, INC. Annual Meeting of Stockholders to be held June 4, 2010 For Holders of Record as of April 8, 2010 EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS DRIVER’S LICENSE OR EMPLOYEE IDENTIFICATION BADGE, IN ADDITION TO THIS ADMISSION TICKET. ? FOLD AND DETACH HERE AND READ THE REVERSE SIDE ? Proxy Card PORTFOLIO RECOVERY ASSOCIATES,INC. Proxy Solicited by the Board of Directors For Annual Meeting of Stockholders to be held June 4, 2010 For Holders of Record as of April 8, 2010 The undersigned hereby appoints the proxies selected by the Company’s Board of Directors, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of PORTFOLIO RECOVERY ASSOCIATES, INC. to be held at Noon on June 4, 2010, and at any adjournments thereof, on the following proposals. You are encouraged to specify your choices by marking the appropriate boxes, SEEREVERSESIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the means described on the reverse side. The proxies are authorized to vote in their discretion with respect to other matters that may properly come before the Annual Meeting or any adjournment thereof. As of April 23, 2010 (the approximate date of this mailing), Portfolio Recovery Associates, Inc. does not know of any such other matters to be presented at the Annual Meeting. SEE REVERSE SIDE